UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Trinity Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Trinity Industries, Inc.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

To Be Held on May 5, 2014

2525 N. Stemmons Freeway

Dallas, Texas 75207-2401

www.trin.net

TO: Trinity Industries, Inc. Stockholders:

Please join us for the 2014 Annual Meeting of Stockholders of Trinity Industries, Inc. The meeting will be held at the principal executive offices of the Company, 2525 N. Stemmons Freeway, Dallas, Texas 75207, on Monday, May 5, 2014, at 8:30 a.m., Central Daylight Time.

At the meeting, the stockholders will act on the following matters:

(1)	Election of the ten nominees named in the attached proxy statement as directors;

(2)	Advisory vote to approve named executive officer compensation;

(3)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014; and

(4)	Any other matters that may properly come before the meeting.

All stockholders of record at the close of business on March 14, 2014 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the stockholders is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors

JARED S. RICHARDSON

Vice President, Associate General Counsel, and Secretary

April 1, 2014

YOUR VOTE IS IMPORTANT!

Please vote as promptly as possible by using the internet or telephone or by signing, dating, and returning the enclosed proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 5, 2014:

This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2013, are available for viewing, printing, and downloading at https://materials.proxyvote.com/896522.

PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders
Time and Date:	8:30 a.m., Central Daylight Time, May 5, 2014
Place:	2525 N. Stemmons Freeway, Dallas, Texas 75207
Record Date:	March 14, 2014
Voting:	Stockholders as of the record date are entitled to vote

Agenda and Voting Recommendations
Item	Description	Board Recommendation	Page
1	Election of Directors	FOR each nominee	10
2	Advisory vote to approve named executive officer compensation	FOR	13
3	Ratification of Ernst & Young LLP as independent auditors for 2014	FOR	14

Director Nominees
The following table provides summary information about each nominee for director. Each director is elected annually by a majority of votes cast. All of the non-employee director nominees are independent.

Nominee	Age	Principal Occupation	Committees
Timothy R. Wallace	60	Chairman, Chief Executive Officer, and President, Trinity Industries, Inc.	None
John L. Adams	69	Chairman, Group 1 Automotive, Inc.	Finance and Governance
Rhys J. Best	67	Chairman, Austin Industries, Inc.	Audit, Finance, and HR
David W. Biegler	67	Chairman, President, and Chief Executive Officer, Southcross Energy Partners GP, LLC	Audit, Finance, and Governance
Leldon E. Echols	58	Retired Executive Vice President and Chief Financial Officer, Centex Corporation	Audit, Finance, Governance, and HR
Ronald J. Gafford	64	Retired Chairman, Chief Executive Officer, and President, Austin Industries, Inc.	Governance and HR
Adrian Lajous	70	Chairman, Oxford Institute for Energy Studies	Audit and Finance
Charles W. Matthews	69	Retired Vice President and General Counsel, Exxon Mobil Corporation	Governance and HR
Douglas L. Rock	67	Retired Chairman, Chief Executive Officer, and President, Smith International, Inc.	Audit and HR
Dunia A. Shive	53	Former Chief Executive Officer and President, Belo Corp.	None

Trinity Industries, Inc.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 5, 2014

2525 N. Stemmons Freeway

Dallas, Texas 75207-2401

www.trin.net

This Proxy Statement is being mailed on or about April 1, 2014 to the stockholders of Trinity Industries, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 2525 N. Stemmons Freeway, Dallas, Texas, on Monday, May 5, 2014, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s mailing address is 2525 N. Stemmons Freeway, Dallas, Texas, 75207.

You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR election of the ten nominees for directors as set forth in this Proxy Statement, (ii) FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, and (iii) FOR ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services or the internet, proxies may be solicited by directors, officers, and regular employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. The Company has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $10,000 plus expenses.

The outstanding voting securities of the Company consist of shares of common stock, $1.00 par value per share (“Common Stock”). The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 14, 2014. At that date, there were outstanding and entitled to vote 77,559,698 shares of Common Stock.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

Proposal 1 “Election of Directors” requires the affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them individually. An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an election is required to tender his or her resignation, and the resignation will be accepted or rejected by the Board as more fully described in “Election of Directors.” Each of Proposal 2 “Advisory Vote to Approve Named Executive Officer Compensation” and Proposal 3 “Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2014” requires the affirmative vote of a majority of the shares present in person or represented by

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

proxy and entitled to vote at the meeting. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. In the case of Proposal 1, an abstention will not count as a vote cast and therefore will not affect the outcome of the vote. For Proposals 2 and 3, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as votes not cast or as shares not entitled to vote with respect to that matter and will not affect the outcome of the vote. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

CORPORATE GOVERNANCE

The business affairs of the Company are managed under the direction of the Board of Directors (also referred to in this proxy statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws. The role of the Board of Directors is to oversee the management of the Company for the benefit of the stockholders. This responsibility includes monitoring senior management’s conduct of the Company’s business operations and affairs; reviewing and approving the Company’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the chief executive officer and other executive officers; and overseeing the Company’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls.

The Board of Directors first adopted Corporate Governance Principles in 1998, which are reviewed annually by the Corporate Governance and Directors Nominating Committee and were last amended in December 2011. The Company has a long-standing Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the chief executive officer, the chief financial officer, and principal accounting officer, as well as the Board of Directors. The Company intends to post any amendments to or waivers from its Code of Business Conduct and Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on the Company’s web site at www.trin.net under the heading “Investor Relations-Governance.”

The directors hold regular and special meetings and spend such time on the affairs of the Company as their duties require. During 2013, the Board of Directors held seven meetings. The Board also meets regularly in non-management executive sessions and selects the Presiding Director, who serves as the lead independent director and chairs the non-management executive sessions. Mr. Leldon E. Echols currently serves in that capacity. In 2013, all directors of the Company attended at least 75% of the meetings of the Board of Directors and the committees on which they served. It is Company policy that each director is expected to attend the Annual Meeting. Nine of the Company’s ten directors then serving were in attendance at the 2013 Annual Meeting.

Independence of Directors

The Board of Directors makes all determinations with respect to director independence in accordance with the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on the Company’s website at www.trin.net under the heading “Investor Relations-Governance-Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The actual determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The Board undertook its annual review of director independence and considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines. In making such determinations, the Board, amongst other things, considered transactions between the Company’s subsidiaries and subsidiaries of Austin Industries, Inc. (“Austin Industries”), Mr. Ronald J. Gafford’s employer.

In 2013, the transactions with Austin Industries involved billings to Austin Industries by the Company of approximately $92,000, and invoices to the Company from Austin Industries of approximately $5,000. The transactions involved amounts constituting less than 2% of the consolidated gross revenues of each of Austin Industries and the Company in 2013 and were made in the ordinary course of business in arms-length transactions. The transactions involved the purchase by Austin Industries from the Company’s subsidiaries of concrete, sand, and rock, and the participation by the Company’s subsidiaries in certain charitable events sponsored by Austin Industries. Mr. Gafford did not have a direct financial interest in any of the transactions with Austin Industries.

As a result of its review, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: John L. Adams, Rhys J. Best, David W. Biegler, Leldon E. Echols, Ronald J. Gafford, Ronald W. Haddock (who retired from the Board in 2013), Adrian Lajous, Melendy E. Lovett (who resigned from the Board in 2014 upon accepting an offer to serve as the Company’s Senior Vice President and Chief Administrative Officer), Charles W. Matthews, Douglas L. Rock, and Dunia A. Shive; and that Timothy R. Wallace is not independent because of his employment by the Company.

Board Leadership Structure

Mr. Wallace serves as the Chairman, Chief Executive Officer, and President of the Company. As stated in the Corporate Governance Principles, the Board believes that the decision as to whether the offices of Chairman and Chief Executive Officer should be combined or separated is the responsibility of the Board. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it through a range of business environments, the Board believes that the most effective leadership structure for the Company is to have Mr. Wallace serve as both Chairman and Chief Executive Officer.

While Mr. Wallace serves as both Chairman and Chief Executive Officer, all other directors are independent. After considering the recommendations of the Human Resources Committee, the independent directors determine Mr. Wallace’s compensation. Further, the Company has four standing committees and an independent Presiding Director. Mr. Wallace does not serve on any Board committee. The Board routinely holds executive succession planning discussions with the Vice President of Organizational Development and Mr. Wallace with respect to all executive officer positions. The Board believes that each of these measures helps to mitigate any risk in having Mr. Wallace serve as both Chairman and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

Mr. Echols currently serves as Presiding Director. The Presiding Director has the following roles and responsibilities:

•	serve as a member of the Corporate Governance and Directors Nominating Committee;

•	preside at each executive session of non-management and independent directors;

•	preside at all meetings when the Chairman and Chief Executive Officer is not present;

•	as needed or appropriate, develop agendas for executive sessions of non-management and independent directors;

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

•	serve as the principal liaison to advise the Company’s Chairman and Chief Executive Officer of actions and/or suggestions taken or made during executive sessions;

•	confer periodically with the Chairman and Chief Executive Officer regarding the quality, quantity, and timeliness of information to be furnished from time to time to the members of the Board;

•	to the extent that the Presiding Director is not the Chairman of the Corporate Governance and Directors Nominating Committee, the Presiding Director assists the Chairman of the Corporate Governance and Directors Nominating Committee in planning and executing each self-evaluation process of the Board;

•	in those instances where an ongoing dialog between the stockholders and the non-management directors is appropriate, serve as a conduit for communications between the stockholders and the non-management directors; and

•	perform such other duties as the Board from time to time may assign.

Board Committees

The standing committees of the Board of Directors are the Audit Committee, Corporate Governance and Directors Nominating Committee, Finance and Risk Committee, and Human Resources Committee. Each of the committees is governed by a charter, a current copy of which is available on the Company’s website at www.trin.net under the heading “Investor Relations-Governance.” Since Ms. Shive recently joined the Board of Directors, she does not serve on any committees. It is currently anticipated that she will join the Audit Committee. Mr. Wallace, Chairman, Chief Executive Officer, and President (collectively referred to as the “CEO”) of the Company, does not serve on any Board committee. Director membership of the committees is identified below.

Director	Audit Committee	Corporate Governance & Directors Nominating Committee	Finance & Risk Committee	Human Resources Committee
John L. Adams		*	**
Rhys J. Best	*		*	**
David W. Biegler	*	*	*
Leldon E. Echols	**	*	*	*
Ronald J. Gafford		*		*
Adrian Lajous	*		*
Charles W. Matthews		**		*
Douglas L. Rock	*			*

  * Member

** Chair

Audit Committee

The Audit Committee’s function is to oversee the integrity of the Company’s financial statements and related disclosures; the Company’s compliance with legal and regulatory requirements; the qualifications, independence, and performance of the Company’s independent auditing firm; the performance of the Company’s internal audit function; the Company’s internal accounting and disclosure control systems and practices; the Company’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and the Company’s policies and procedures with respect to risk assessment, management, and mitigation. In carrying out its function, the Audit Committee (i) reviews with management, the chief audit executive, and the independent auditors the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors upon the financial condition of the Company and its accounting

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

controls and procedures; (ii) reviews with management its processes and policies related to risk assessment, management, and mitigation, compliance with corporate policies, compliance programs, internal controls, corporate aircraft usage, and summaries of management’s travel and entertainment reports; and (iii) performs such other matters as the Audit Committee deems appropriate.

The Audit Committee also pre-approves all auditing and all allowable non-audit services provided to the Company by the independent auditors. The Audit Committee selects and retains the independent auditors for the Company, subject to stockholder ratification, and approves audit fees. The Audit Committee met seven times during 2013. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that Mr. Echols, Chair of the Audit Committee, Mr. Best, Mr. Biegler, and Mr. Rock are each qualified as an audit committee financial expert within the meaning of SEC regulations.

Corporate Governance and Directors Nominating Committee

The functions of the Corporate Governance and Directors Nominating Committee (the “Governance Committee”) are to identify and recommend to the Board individuals qualified to be nominated for election to the Board; review the qualifications of the members of each committee (including the independence of directors) to ensure that each committee’s membership meets applicable criteria established by the SEC and NYSE; recommend to the Board the members and Chairperson for each Board committee; periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board; periodically review the Company’s orientation program for new directors and the Company’s practices for continuing education of existing directors; annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits; review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC; annually conduct an individual director performance review of each incumbent director; and oversee the annual self-evaluation of the performance of the Board. Each of the members of the Governance Committee is an independent director under the NYSE listing standards. The Governance Committee met three times during 2013.

In performing its annual review of director compensation, the Governance Committee utilizes independent compensation consultants from time to time to assist in making its recommendations to the Board. The Governance Committee reviewed the director compensation for 2013, considered benchmarking information provided by Meridian Compensation Partners, LLC (the “Compensation Consultant”), and recommended one change for 2014, as outlined in “Director Compensation.”

The Governance Committee will consider director candidates recommended to it by stockholders. In considering candidates submitted by stockholders, the Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings regarding the submittal between the stockholder and the recommended candidate; and

•	the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be a director if selected by the Governance Committee, nominated by the Board, and elected by the stockholders.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 2525 N. Stemmons Freeway, Dallas, Texas 75207 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date the Company’s proxy statement was released in connection with the previous year’s Annual Meeting of Stockholders.

The Governance Committee believes that the qualifications for serving as a director of the Company are that a nominee demonstrate depth of experience at the policy-making level in business, government or education;

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a willingness to exercise independent judgment; and have an impeccable reputation for honest and ethical conduct in both professional and personal activities. In addition, the Governance Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.

The Governance Committee identifies potential nominees by asking, from time to time, current directors and executive officers for their recommendations of persons meeting the criteria described above who might be available to serve on the Board. The Governance Committee may also engage firms that specialize in identifying director candidates. As described above, the Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified as a potential candidate, the Governance Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Governance Committee determines that additional consideration is warranted, the Governance Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The Governance Committee considers potential candidates in light of the skills, experience, and attributes (i) possessed by current directors and (ii) that the Board has identified as important for new directors to possess. The Governance Committee also contemplates multiple dynamics that promote and advance diversity among its members. Although the Governance Committee does not have a formal diversity policy, the Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The Governance Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.

Finance and Risk Committee

The oversight duties of the Finance and Risk Committee (the “Finance Committee”) include periodically reviewing the Company’s financial status and compliance with debt instruments; reviewing and making recommendations to the Board regarding financings and refinancing and authorizing financings and refinancing within limits prescribed by the Board; reviewing and assessing risk and litigation exposure related to the Company’s operations; monitoring the funds for the Company’s benefit plans; reviewing the Company’s insurance coverages; and reviewing significant acquisitions and dispositions of businesses or assets and authorizing such transactions within limits prescribed by the Board. The Finance Committee met eight times in 2013. The Company periodically identifies, assesses, and risk rates the business, commercial, operational, financial, and other risks associated with its products and services.

Human Resources Committee

The Human Resources Committee (the “HR Committee”) makes recommendations to the Board of Directors in its responsibilities relating to the fair and competitive compensation of the Company’s CEO. The HR Committee has been delegated authority by the Board of Directors to make compensation decisions with respect to the other named executive officers (as defined below). Each of the members of the HR Committee is an independent director under the NYSE listing standards, including those standards applicable specifically to members of compensation committees. The HR Committee met five times during 2013.

The HR Committee reviews management succession planning and approves awards under the Company’s incentive compensation and equity based plans. The HR Committee annually evaluates the leadership and performance of Mr. Wallace, the Company’s CEO and recommends to the Company’s independent directors his compensation. The independent directors are responsible for approving the CEO’s compensation. The CEO

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

provides to the HR Committee his assessment of the performance of the other named executive officers. The HR Committee also has direct access to the Company’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other executive officers named in the “Summary Compensation Table.” The CEO, the CFO, and the other executive officers named in the “Summary Compensation Table” are referred to in this proxy statement as the “named executive officers.”

The Role of the Compensation Consultant

The HR Committee hires an independent executive compensation consultant to provide an assessment of the Company’s executive compensation programs and to perform five key tasks. The consultant (i) reviews and assists in the design of the Company’s compensation programs, (ii) provides insight into compensation best practices used by other companies, (iii) benchmarks the Company’s compensation pay levels with relevant peer survey data, (iv) provides proxy disclosure information for comparator companies, and (v) provides input to the HR Committee on the structure and overall competitiveness of the Company’s compensation programs.

The HR Committee retained the services of the Compensation Consultant to assist in providing an independent assessment of the executive compensation programs. Meridian Compensation Partners, LLC was the HR Committee’s sole compensation consultant in 2013 and was chosen given its depth of resources, content expertise, and extensive experience. The Compensation Consultant reported directly to the HR Committee for the purposes of advising it on matters relating to 2013 compensation. The services of the Compensation Consultant were used only in conjunction with executive compensation matters and to provide benchmarking information regarding director compensation. The Compensation Consultant was not retained by the Company for any purpose. The Compensation Consultant’s ownership structure, limited service lines, and policies and procedures are designed to ensure that the Compensation Consultant’s work for the HR Committee does not raise any conflicts of interest. The amount of fees paid in 2013 to the Compensation Consultant by the Company represented less than 1% of the Compensation Consultant’s total annual revenues for 2013. The internal policies of the Compensation Consultant prohibit its partners, consultants, and employees from engaging in conduct that could give rise to conflicts of interest and from buying, selling, and trading in the securities of client companies when that partner, consultant, or employee is providing consulting services to the client. The employees of the Compensation Consultant providing consulting services to the HR Committee have no other business or personal relationship with any member of the HR Committee or any executive officer of the Company. After a review of these factors and the considerations outlined in applicable SEC and NYSE rules, the HR Committee has concluded that the work of the Compensation Consultant has not raised any conflicts of interest and that the Compensation Consultant is independent from the Company and from management.

The HR Committee instructed the Compensation Consultant to provide analyses, insight, and benchmarking information for 2013 on the named executive officers and other key executives to determine whether the compensation packages for these executives were competitive with the market and met the objective of the Company to attract, motivate, and retain the best talent. The Compensation Consultant was instructed to:

•	review the total direct compensation (base salary, annual incentive, and long-term incentive);

•	help identify and confirm that the comparator companies selected by the HR Committee were appropriate; and

•	gather publicly-traded comparator company proxies and peer survey data to ascertain market competitive rates for the named executive officers.

The Compensation Consultant benchmarked all components of compensation for 2013, excluding the Executive Perquisite Allowance, and determined the 50th percentile and the 75th percentile for each position.

The Role of Management

The CEO and the CFO work with the HR Committee and the Compensation Consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long-term performance-based equity awards, subject to HR Committee approval. The CFO certifies as to the achievement of these financial performance measures. The HR Committee recommends Mr. Wallace’s compensation to the independent directors for their approval. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.

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The Role of the HR Committee

Throughout the year, the CEO provides the HR Committee with his ongoing assessment of the performance of the other named executive officers. These assessments provide background information for any adjustment to base salary, annual incentive or long-term incentive. Both annual incentives and long-term incentives are established with threshold, target, and maximum payout levels.

The HR Committee realizes that benchmarking and comparing peer group proxy disclosure data require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidelines and makes adjustments to compensation levels based on what the HR Committee believes is in the best interests of the Company’s stockholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on past and expected future performance in respect to the value of the executive’s contributions to the Company, the executive’s tenure, and peer survey data that establishes the ranges against which compensation is benchmarked.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s policies and procedures relating to risk assessment, management, and mitigation. The Finance Committee has the responsibility to review and assess risk exposure related to the Company’s operations, including safety, environmental, financial, contingent liabilities, and other risks that may be material to the Company, as well as the activities of management in identifying, assessing, and mitigating against business, commercial, operational, financial, and personal risks associated with the Company’s products and services. The Finance Committee accomplishes this responsibility as described in “Corporate Governance — Board Committees — Finance and Risk Committee.” In addition, the Audit Committee, in its discretion, reviews the Company’s major risks and exposures, including (i) any special-purpose entities, complex financing transactions and related off-balance sheet accounting matters; and (ii) legal matters that may significantly impact the Company’s financial statements or risk management.

Risk Assessment of Compensation Policies and Practices

The Company conducts a detailed risk assessment of its compensation policies and practices for its employees, including its executive officers. The Company’s Internal Audit group reviews the Company’s compensation policies and practices (the “Compensation Policies”), and meets with the Company’s management to discuss risks presented by the Compensation Policies. Based on these discussions, and a review of the Compensation Policies, the Internal Audit group assesses the likelihood and potential impact of the risk presented by the Compensation Policies.

The Internal Audit group presents its findings to the Company’s internal Enterprise Risk Management Committee, which consists of corporate and business segment executives that meet regularly to identify and review risks and assess exposures. This committee considers the Internal Audit group’s findings and assessments. This committee has concluded that the Compensation Policies are not reasonably likely to have a material adverse effect on the Company.

At the request of the HR Committee, the Compensation Consultant also performs a risk assessment with respect to the Compensation Policies. The Compensation Consultant did not find any excessive risk in its review of the Compensation Policies.

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Compensation Committee Interlocks and Insider Participation

Messrs. Best, Echols, Gafford, Haddock, Matthews, Rock, and Ms. Lovett served on the HR Committee during the last completed fiscal year. None of the members of the HR Committee had ever served as an executive officer or employee of the Company or any of its subsidiaries. There were no compensation committee interlocks during 2013. Mr. Haddock retired from service on the Board of Directors and the HR Committee in May 2013. Ms. Lovett resigned from service on the Board of Directors in February 2014 upon accepting an offer to serve as the Company’s Senior Vice President and Chief Administrative Officer.

Communications with Directors

The Board has established a process to receive communications by mail from stockholders and other interested parties. Stockholders and other interested parties may contact any member of the Board, including the Presiding Director, Mr. Echols, or the non-management directors as a group, any Board committee or any chair of any such committee. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 2525 N. Stemmons Freeway, Dallas, Texas 75207.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members.

Following a recommendation from the Governance Committee, each member of the Board of Directors has been nominated by the Board for election at the Annual Meeting to hold office until the next Annual Meeting or the election of their respective successors. The director nominees are John L. Adams, Rhys J. Best, David W. Biegler, Leldon E. Echols, Ronald J. Gafford, Adrian Lajous, Charles W. Matthews, Douglas L. Rock, Dunia A. Shive, and Timothy R. Wallace. The Board of Directors has determined that all of the director nominees other than Mr. Wallace are “independent directors.” Mr. Wallace is the Company’s CEO. Therefore, the Board of Directors has concluded that Mr. Wallace is not an independent director.

An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an uncontested election is required to tender his or her resignation for consideration by the Governance Committee and the Board (with the affected director recusing himself or herself from the deliberations). The Board will be free to accept or reject the resignation and will make its decision known publicly within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, or if a new nominee for director is not elected, then the Board may fill the resulting vacancy.

The Board of Directors believes that each of the director nominees possesses the qualifications described above in “Corporate Governance — Board Committees — Corporate Governance and Directors Nominating Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government, or education, (ii) the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, (iii) a willingness to exercise independent judgment, and (iv) an impeccable reputation for honest and ethical conduct in both professional and personal activities.

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The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes, or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Timothy R. Wallace, 60. Director since 1992. Mr. Wallace has been Chairman, Chief Executive Officer, and President of the Company since 1999.

Mr. Wallace joined the Company in 1975. During his long tenure with the Company, Mr. Wallace has consistently shown strong performance in a variety of roles, requiring a wide range of business and interpersonal skills. He has provided excellent leadership to the Company in his current positions, exhibiting sound judgment and business acumen.

John L. Adams, 69. Director since 2007. Mr. Adams is Chair of the Finance Committee and a member of the Governance Committee. Mr. Adams served as Executive Vice President of the Company from 1999 to 2005, serving thereafter on a part time basis as Vice Chairman until leaving the employ of the Company to join the Board of Directors in 2007. Prior to joining the Company, Mr. Adams was with Texas Commerce Bank (now JPMorgan Chase Bank of Texas) for 25 years, with his last position being Chairman, President, and Chief Executive Officer. Mr. Adams is the Chairman of Group 1 Automotive, Inc., a company engaged in the ownership and operation of automotive dealerships and collision centers. He also serves on the audit committee and is a director of Dr Pepper Snapple Group, Inc., a leading brand owner, bottler, and distributor of non-alcoholic beverages in the U.S., Canada, and Mexico.

As a result of his past employment by the Company, Mr. Adams brings significant knowledge and understanding of the Company’s products, services, operations, and business environment. In addition, he has experience as a senior executive in the banking industry, which provides the Board with financial transaction experience. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Rhys J. Best, 67. Director since 2005. Mr. Best is Chair of the HR Committee and a member of the Audit Committee and the Finance Committee. Mr. Best served, beginning in 1999, as Chairman, President, and Chief Executive Officer of Lone Star Technologies, Inc., a company engaged in the production and marketing of casing, tubing, line pipe, and couplings for the oil and gas, industrial, automotive, and power generation industries. He was also a director of, and remained in these positions with, Lone Star Technologies, Inc., until its acquisition by United States Steel Corporation in 2007. Mr. Best has been engaged in private investments since 2007. He is also the Chairman of Austin Industries, Inc., a privately-held civil, commercial, and industrial construction company. Mr. Best is a member of the board of directors and audit committees of Cabot Oil & Gas Corporation, a leading North American oil and gas exploration and production company; and MRC Global Inc., a company engaged in the distribution of industrial PVF products, serving the refining, chemical, petrochemical, gas distribution and transmission, oil and gas exploration and production, pharmaceutical, and power generation industries. Mr. Best is also a member of the board of directors of Commercial Metals Corporation, which recycles, manufactures, and markets steel and metal products and related materials. From 2004 to 2014, he served on the board of directors of Crosstex Energy, L.P., an energy company engaged in the gathering, transmission, treating, processing, and marketing of natural gas and natural gas liquids.

Mr. Best has extensive experience in managing and leading significant industrial enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations, including its international operations and future international opportunities.

David W. Biegler, 67. Director since 1992. Mr. Biegler is a member of the Audit Committee, the Governance Committee, and the Finance Committee. Mr. Biegler has served as Chairman, President, and Chief Executive Officer of Southcross Energy Partners GP, LLC (“Southcross GP”) since 2012, having served as Chairman and Chief Executive Officer since 2011. Southcross GP is the general partner of Southcross Energy Partners, L.P. (“Southcross LP”), a company engaged in natural gas transportation and processing. From 2009 to 2011,

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Mr. Biegler served as Chairman and CEO of a predecessor to Southcross LP. He retired as Vice Chairman of TXU Corp., a company engaged in the generation, transmission, and sale of electricity, at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 to 2001. Mr. Biegler is also a director of Southwest Airlines, Inc., a major domestic airline; and Austin Industries, Inc., a privately-held civil, commercial, and industrial construction company. In addition, Mr. Biegler served as a director of Guaranty Financial Group Inc., a company conducting consumer and business banking activities, from 2008 to 2009; Dynegy, Inc., a company engaged in power generation, from 2003 to 2011; and Animal Health International, a company engaged in selling and distributing animal health products, from 2007 to 2011.

Mr. Biegler has broad experience in managing and leading significant industrial enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Leldon E. Echols, 58. Director since 2007. Mr. Echols serves as Presiding Director, the Chair of the Audit Committee, and a member of the Governance Committee, the HR Committee, and the Finance Committee. He served as Executive Vice President and Chief Financial Officer of Centex Corporation (“Centex”), a residential construction company, from 2000 to 2006 when he retired. Prior to joining Centex, he spent 22 years with Arthur Andersen LLP and served as Managing Partner, Audit Practice for the North Texas, Colorado, and Oklahoma Region from 1997 to 2000. Mr. Echols is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Mr. Echols has been engaged in private investments since 2006. He is a member of the boards of directors and Chairman of the audit committees of EnLink Midstream GP, LLC and EnLink Midstream Manager, LLC, companies that own interests in, respectively, EnLink Midstream Partners, LP and EnLink Midstream, LLC, which are engaged in the gathering, transmission, treating, processing, and marketing of natural gas, natural gas liquids and crude oil. He is also a member of the board of directors and Chairman of the audit committees of HollyFrontier Corporation, an independent petroleum refiner, and Roofing Supply Group Holdings, Inc., a privately-held company engaged in the distribution of roofing and related construction materials. From 2008 to 2014, Mr. Echols served on the boards of directors of Crosstex Energy, L.P. and Crosstex Energy, Inc., which are predecessors to certain of the EnLink entities. The Board has determined that Mr. Echols’ service on the audit committees of these other public companies does not impair his ability to serve on the Audit Committee of the Company.

In addition to having gained substantial managerial experience as an executive officer of Centex, Mr. Echols possesses important skills and experience gained through his service in public accounting. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Ronald J. Gafford, 64. Director since 1999. Mr. Gafford is a member of the Governance Committee and the HR Committee. Mr. Gafford served as President and Chief Executive Officer of Austin Industries, Inc., a civil, commercial, and industrial construction company, from 2001 to 2012 and Chairman from 2008 to 2012.

Mr. Gafford has extensive experience in managing and leading a significant industrial enterprise. His service as the Chief Executive Officer of Austin Industries, Inc. provides the Board with additional perspective on the Company’s operations.

Adrian Lajous, 70. Director since 2006. Mr. Lajous is a member of the Audit Committee and the Finance Committee. Mr. Lajous has been President of Petrométrica, S.C., an energy consulting company, since 2001. From 2001 to 2012, he was a Senior Energy Advisor for McKinsey & Company, a management consulting firm. Mr. Lajous served Pemex in several capacities between 1982 and 1999, having served as Director General and Chief Executive Officer from 1994 to 1999. Mr. Lajous is Chairman of the Oxford Institute for Energy Studies and is a director of Schlumberger, Ltd., an oilfield services company supplying technology, project management, and information solutions to the oil and gas industry; and Ternium, S.A., a company engaged in the production and distribution of semi-finished and finished steel products.

Mr. Lajous has broad experience in managing and leading significant industrial enterprises in Mexico, where the Company has a number of operations. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

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Charles W. Matthews, 69. Director since 2010. Mr. Matthews is Chair of the Governance Committee and a member of the HR Committee. Mr. Matthews served Exxon Mobil Corporation, one of the leading energy companies in the world, and its predecessor, Exxon Corporation, in several capacities in its legal department since 1971 before being appointed Vice President and General Counsel in 1995 until his retirement in 2010. He is a member of the board of directors and audit committee of Forestar Group Inc., a real estate and natural resources company. He is a member of the board of directors of Cullen/Frost Bankers, Inc., a financial holding company and bank holding company.

During his long employment at Exxon Mobil Corporation, Mr. Matthews accumulated broad experience in legal, managerial, and other matters in the energy industry around the world. His service on the board of other significant companies provides the Board with additional perspective on the Company’s operations.

Douglas L. Rock, 67. Director since 2010. Mr. Rock is a member of the Audit Committee and the HR Committee. From 1990 to 2010, Mr. Rock served as the Chairman of Smith International, Inc., an oilfield services company. Mr. Rock joined Smith International, Inc. in 1974 and served as Chief Executive Officer, President, and Chief Operating Officer from 1989 to 2008. From 2004 to 2009, he served as a director of MoneyGram International, Inc., a payment service and money transfer business.

Mr. Rock has broad experience in managing and leading a significant industrial enterprise. His recent service on the boards of other large companies provides the Board with additional perspective on the Company’s operations.

Dunia A. Shive, 53. Director since March 2014. From 2008 to 2013, Ms. Shive served as Chief Executive Officer and President of Belo Corp., a media company that owned several television stations. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure, including Chief Financial Officer. Ms. Shive serves as a member of the board of directors of the Associated Press, where she serves as chair of the audit committee. From 2008 to 2013 she served on the board of directors of Belo Corp.

Ms. Shive has broad experience in managing and leading a significant publicly-traded company. In addition, she possesses important skills and experience gained through her position of Chief Financial Officer and service in public accounting prior to joining Belo Corp. Ms. Shive was recommended to the Governance Committee for service as a director by an outside party.

The Board of Directors recommends that you vote FOR all of the Nominees.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks approval, on an advisory basis, from its stockholders of the compensation of its named executive officers as described in this proxy statement.

The Company’s long term strategic corporate vision is to be a premier diversified industrial company that provides superior value to stockholders. The Board of Directors believes that realization of this vision depends in large measure on the talents of the Company’s employees. The Company’s compensation system plays a significant role in its ability to attract, motivate, and retain a high quality workforce. As described in the Compensation Discussion and Analysis, the Company’s executive compensation program (i) encourages high levels of performance and accountability, (ii) aligns the interests of executives with those of stockholders, (iii) links compensation to business objectives and strategies, and (iv) takes into account, as appropriate, the cyclical nature of the Company’s businesses.

At the Company’s 2013 Annual Meeting, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2013 proxy statement, commonly referred to as a say-on-pay vote. The stockholders approved the named executive officers’ compensation, with approximately 88% of the stockholders present and entitled to vote at the meeting voting in favor of the 2013 say-on-pay resolution. The Company believes this approval affirms the stockholders’ support of the Company’s executive compensation philosophy and programs.

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This proposal provides stockholders the opportunity to approve or not approve the Company’s executive compensation program through the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. After the 2014 Annual Meeting, the next advisory vote to approve the compensation of the named executive officers will occur at the 2015 Annual Meeting of Stockholders unless the Board modifies its policy on the frequency of holding such advisory votes.

The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014, subject to ratification by stockholders.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

Ernst & Young, or a predecessor of that firm, has been the auditors of the accounts of the Company each year since 1958. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2013 and 2012

The following table presents fees for professional audit services rendered by Ernst & Young for the audits of the Company’s annual financial statements for the years ended December 31, 2013 and 2012, and fees for other services rendered by Ernst & Young during those periods:

	2013	2012
Audit fees	$3,087,000	$2,747,300
Audit-related fees	165,000	170,160
Tax fees	759,066	521,471

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees

In fiscal years 2013 and 2012, audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory audits in Mexico, Europe, and Singapore, and consents included in other SEC filings.

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Audit-Related Fees

Audit-related fees include fees for employee benefit plan audits, use of online research tools, and services related to the structuring of a joint venture.

Tax Fees

Tax fees in fiscal years 2013 and 2012 include fees for tax advice on state transfer pricing and adoption of new Treasury regulations, U.S. and international tax planning, and tax compliance (review of income tax returns and other tax filings).

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by Ernst & Young. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision by him to the Audit Committee at its first meeting after the pre-approval was obtained. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular services or category of services and includes an anticipated budget.

Report of the Audit Committee

We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that four of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.trin.net under the heading “Investor Relations — Governance.”

We annually select the Company’s independent auditors. That recommendation is subject to ratification by the Company’s stockholders.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.

Based upon our reviews and discussions with management and the independent auditors, and our review of the representation of management and the report of the independent auditors to the Audit Committee, we

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recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Audit Committee

Leldon E. Echols, Chair

Rhys J. Best

David W. Biegler

Adrian Lajous

Douglas L. Rock

The Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes how the HR Committee designed the executive compensation programs and set individual pay for the executive officers named in the Summary Compensation Table.

Executive Summary

Company Highlights

The Company is a diversified industrial company that owns a variety of market-leading businesses which provide products and services to the energy, chemical, transportation, and construction sectors. The Company’s businesses share connections that create value in the way the Company integrates its operations and leverages expertise throughout the enterprise. The Company’s integrated business model enables it to quickly assimilate resources — facilities, equipment, competencies, and talent — to align production capacity to meet customer needs and enhance the Company’s earnings and returns. Managing a diverse company while facilitating growth and producing long-term stockholder value requires a team of innovative, dedicated, and experienced executives who can successfully guide the Company’s unique mix of businesses through changing economic cycles, lead rapid production capacity adjustments to meet market demands, and adapt to changing business climates. The Company maintains a competitive advantage by retaining a seasoned team of executives and seeks to ensure long tenure among its senior executives. As of December 31, 2013, the named executive officers had an average tenure of more than twenty years with the Company.

Financial Highlights

The North American energy renaissance continues to generate strong demand for products the Company manufactures that serve the energy industry. During 2013 and early 2014, the Company completed several acquisitions that enhanced the Company’s portfolio of companies and broadened its capabilities. In addition, new strategic transactions allowed the Company to continue successfully creating railcar fleets for institutional investors. Financial highlights include:

•	2013 revenue increased to $4.4 billion and net income increased to $375 million, an increase from 2012 of 15% and 47%, respectively

•	2013 earnings per share of $4.75, a 49% increase over 2012 and a Company record

Compensation Philosophy

The Company has a consistent pay for performance executive compensation philosophy designed to drive executive accountability for performance of the Company as a whole. This philosophy is reflected in the Company’s compensation programs and contributes to a performance-driven culture where executives are expected to deliver results that promote the Company’s position as a premier, diversified industrial company. In setting 2013 compensation, the Company utilized compensation benchmark data from peer group companies (the “Peer Survey Data”) and generally targeted the total compensation of its named executive officers between the 50th and 75th percentiles to support the Company’s philosophy of driving performance and accountability. The HR Committee utilized this targeted range in part due to the Company’s business successes and the long tenure of certain named executive officers. For 2014 total target compensation, to better align with market practices, the Company no longer targeted up to the 75th percentile (as it did for 2013), but instead targeted 10% above or below the 50th percentile of the Peer Survey Data. For further explanation of the Peer Survey Data, see “Benchmarking and Peer Group Data for 2013 Compensation” below.

EXECUTIVE COMPENSATION

Executive Compensation Program Highlights

As further described in this Compensation Discussion and Analysis, the Company’s compensation practices for the named executive officers include:

• A significant percentage (70% to 80%) of total target compensation is performance-based	• No dividend or dividend equivalent payments on unvested performance units

• Short- and long-term incentives are 100% performance-based	• No hedging or pledging of Company securities

• Double trigger provision in the Company’s change in control agreements	• No agreements containing excise tax gross ups

• Significant stock ownership requirements ranging from three to six times base salary	• No executive employment agreements

• Clawback provisions that allow the Company to recoup payouts under short- and long-term incentive plans	• Starting in 2014, the 75th percentile will no longer be part of the targeted range

It is important to note that 2013 was the last year of “overlap” under which the Company made equity grants under two different long-term incentive compensation programs. Grants were made under the Performance Stock Program with respect to a previously-completed performance period and the number of shares of restricted stock granted was based upon the Company’s performance during the applicable performance period. Grants were also made under the Performance Unit Program for forward-looking performance periods that commenced at the start of the year of grant. The number of units granted under the Performance Unit Program was based upon an individual’s target long-term incentive compensation. The number of units actually earned under the Performance Unit Program is determined by the Company’s performance during the applicable performance period and ranges from 0% to 200% of the target grant. See “Incentive Compensation Overview — Long-Term Incentive Compensation Programs” in this Compensation Discussion and Analysis for more detail.

The Named Executive Officers

The Board of Directors has delegated to the HR Committee oversight of the Company’s executive compensation programs. The HR Committee reviews and recommends the compensation for the CEO to the independent directors for their approval. The HR Committee reviews and approves the compensation of the other named executive officers. The five named executive officers for 2013 were:

•	Timothy R. Wallace, Chairman, Chief Executive Officer, and President

•	James E. Perry, Senior Vice President and Chief Financial Officer

•	D. Stephen Menzies, Senior Vice President and Group President

•	William A. McWhirter, Senior Vice President and Group President

•	S. Theis Rice, Senior Vice President and Chief Legal Officer

Objectives of the Executive Compensation Programs

The primary emphasis of the Company’s executive compensation programs is to encourage and reward progress toward the Company’s strategic objectives. These objectives are set by management, with oversight of the Board of Directors, and are designed to promote sustainable growth in stockholder value. As stockholders themselves, the Company’s leaders are keenly focused on achieving these objectives. The executive compensation programs reflect the Company’s pay for performance philosophy.

The HR Committee’s objectives for the Company’s executive compensation programs are to:

•	attract and retain the key executives needed to enhance the performance and profitability of the Company, taking into account the Company’s unique mix of businesses and its desire to ensure long tenure among its senior executives;

•	encourage the highest level of performance and accountability for maximizing the connections between the Company’s businesses for its overall success;

EXECUTIVE COMPENSATION

•	provide an incentive for long-term value creation for stockholders;

•	align compensation with short-term and long-term business objectives and strategies, financial targets, and the core values of the Company; and

•	motivate senior executives to successfully guide the Company through changing economic cycles, lead rapid production capacity adjustments to meet market demands, and adapt to changing business climates.

Role of Stockholder Say on Pay Votes

In May 2013, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2013 proxy statement, commonly referred to as a say-on-pay vote. The stockholders approved the named executive officers’ compensation, with approximately 88% of the stockholders present and entitled to vote at the meeting voting in favor of the 2013 say-on-pay resolution. As the Company evaluated its compensation practices and talent needs throughout 2013, it was mindful of the support stockholders expressed for its pay for performance compensation philosophy. As a result, following its annual review of executive compensation, the HR Committee decided to maintain a consistent approach to executive compensation, with an emphasis on short- and long-term incentive compensation that rewards senior executives for delivering value for stockholders. In addition, the HR Committee considered ways to strengthen the pay for performance culture at the Company.

Design of the Executive Compensation Programs

The Company’s executive compensation programs reinforce the importance of performance and accountability Company-wide and at the individual level. The Company’s executive compensation programs are designed to:

•	provide a reasonable balance between short-term and long-term compensation;

•	provide a reasonable mix of fixed and incentive-based compensation;

•	retain key executives through changing economic cycles and business climates;

•	be competitive based on the Peer Survey Data and peer group proxy disclosure data;

•	use equity-based awards, executive stock ownership requirements, and annual incentives that are linked to stockholder interests; and

•	be transparent and easy to understand by the programs’ participants and the Company’s stockholders.

Pay for Performance Philosophy

The Company has a consistent executive compensation philosophy based on pay for performance. As illustrated in Table 1, incentive-based target compensation, including both short-term and long-term compensation, is generally within a range of 70% to 80% of a named executive officer’s total target compensation. The Company believes that by having a significant amount of an executive’s compensation based on performance, and consequently at risk of non-payment, the executive will be properly motivated to bring added value to the Company. The Company’s businesses have unique connections, the value of which can be maximized when business leaders are focused on strategies that drive sustainable growth throughout all Company businesses and on managing such businesses through changing economic cycles and business climates.

Components of Compensation

The executive compensation programs have four key components:

•	a base salary;

•	an annual incentive plan designed to focus executives on the Company’s short-term performance;

•	a long-term incentive plan designed to encourage executives to promote the Company’s position as a premier, diversified industrial company; and

•	a variable executive perquisite allowance determined annually based on Company performance.

EXECUTIVE COMPENSATION

Total Target Compensation Overview

The HR Committee considers each named executive officer’s compensation based on the overall objectives of the Company’s executive compensation programs and an assessment of the following for each named executive officer:

•	past and expected future performance through changing economic cycles and business climates with respect to specific financial, strategic, and operating objectives;

•	the breadth, complexity, and scope of each executive’s responsibilities within the Company, taking into account the Company’s unique mix of businesses;

•	the executive’s performance in maximizing the connections between the Company’s multi-industry manufacturing platform and service offerings for the overall success of the Company;

•	a review of peer group and market competitive practice design;

•	Peer Survey Data against which compensation is compared; and

•	peer group and industry financial performance data.

The HR Committee realizes that benchmarking against the Peer Survey Data requires interpretation due to the potential differences in position scope. The HR Committee uses the Peer Survey Data benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidance, making adjustments to compensation levels based on such interpretations and what the HR Committee believes to be consistent with the overall compensation objectives of the Company and in the best long-term interests of the Company’s stockholders.

The HR Committee believes the Company’s philosophy is appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the performance and profitability of the Company. The HR Committee develops the total target compensation amounts using the objectives noted above and the Peer Survey Data percentiles as general guidelines. Total target compensation may be set at or below the 50th percentile if a named executive officer is in the early stages of his or her career or relatively new to his or her current position. Total target compensation may be set above the 50th percentile if a named executive officer is a seasoned executive and has significant achievements in his or her role at the Company or has extensive work experience in similar positions elsewhere that the HR Committee has determined provides additional value. The HR Committee considers this range together with an assessment of each named executive officer under the additional considerations mentioned above. The HR Committee also considers (i) the relatively high percentage of performance-based compensation, which may result in total compensation levels that vary from the target percentiles described above, (ii) the periodic and relative impact on earnings of external business conditions outside the control of the executives, and (iii) the cyclical nature of the Company’s businesses. The HR Committee may periodically adapt certain compensation components to reflect the cyclical nature of many of the Company’s businesses and to respond to the requests of executives.

Allocation of Compensation

Although there is no pre-established policy or target for the allocation between short-term and long-term, or fixed and incentive-based compensation, the aggregate results of the Company’s compensation and benefits programs for named executive officers have generally reflected the following principles.

Short-term Compensation Versus Long-term Compensation

A named executive officer’s short-term compensation has historically been paid in cash and consists of three primary components:

•	a base salary;

•	annual incentive compensation; and

•	an executive perquisite payment.

A named executive officer’s short-term compensation (the sum of the short-term components listed above) generally falls within a range of 40% to 50% of total target compensation.

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A named executive officer’s long-term compensation primarily consists of annual equity awards with long-term vesting and/or multi-year performance periods. A named executive officer’s long-term compensation generally falls within a range of 50% to 60% of total target compensation. The HR Committee believes this percentage range appropriately rewards the named executive officers for meeting short-term business objectives, while also maintaining their focus on long-term Company performance.

Fixed Versus Incentive-Based Compensation

A named executive officer’s fixed compensation is established to appropriately and fairly compensate the executive given the breadth, complexity, and scope of the responsibilities required by the position, taking into account the Company’s unique mix of businesses and its desire to ensure long tenure among its senior executives. The incentive-based compensation component is based on achieving measurable goals. The named executive officers’ incentive-based compensation includes the following components:

•	annual incentives paid in cash; and

•	long-term incentives made through equity awards.

As illustrated in Table 1 below, incentive-based target compensation, including both short-term and long-term compensation, is generally within a range of 70% to 80% of a named executive officer’s total target compensation. The HR Committee believes this range is appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the profitability and performance of the Company. The percentage of compensation that is incentive-based increases as a named executive officer’s scope of responsibilities increases. As CEO, Mr. Wallace has a unique and broader range of responsibilities than the other named executive officers, including ultimate responsibility for the overall performance and success of the Company. The HR Committee has therefore determined it is appropriate that he should have the highest percentage of incentive-based target compensation.

Table 1: Total Target Compensation – Fixed vs. Incentive-Based

Benchmarking and Peer Group Data for 2013 Compensation

The HR Committee retains the Compensation Consultant to provide the HR Committee with guidance on executive compensation-related matters and to perform an annual total compensation study, the product of which is benchmarking information on each of the named executive officers. In setting 2013 compensation, this

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included data from each company named in the peer group shown in Table 2. The HR Committee considered the data provided by the Compensation Consultant when developing 2013 base salaries, annual incentive compensation, long-term incentive compensation, and total compensation for the Company’s named executive officers.

For 2013 compensation, the HR Committee expanded the peer group to strengthen statistical validity and allow a consistent peer group to be used for multiple benchmarking cycles. The new peer group companies identified in Table 2 below were added upon an annual review to determine whether peer companies remain appropriate. The 2013 peer group is comprised of industrial companies with similar size (measured by revenue and market capitalization), span of operation, and business complexity, that the Company could potentially compete with for executive talent. The companies included in the 2013 peer group are shown in Table 2 below. These companies had median revenue of $3.1 billion and market capitalization of $3.0 billion for the most recently reported fiscal year.

Table 2: Peer Companies Used for 2013

2013 Peer Companies
American Axle & Manufacturing Holdings, Inc.(1)	Harsco Corporation	Sauer-Danfoss Inc.(1)
AMETEK, Inc.	IDEX Corporation(1)	Snap-on Incorporated(1)
Briggs & Stratton Corporation(1)	Joy Global Inc.(1)	SPX Corporation(1)
Chicago Bridge & Iron Company N.V.	Leggett & Platt, Incorporated	Terex Corporation
Crane Co.	The Manitowoc Company, Inc.(1)	The Timken Company
Donaldson Company Inc.(1)	Meritor, Inc.(1)	Valmont Industries, Inc.(1)
Dover Corporation(1)	NACCO Industries, Inc.(1)	Woodward, Inc.(1)
Flowserve Corporation	Pentair Ltd.(1)	Worthington Industries, Inc.
Gardner Denver, Inc.(1)	Roper Industries, Inc.

(1)	Added to peer companies in 2013

The Peer Survey Data is revenue-regressed peer company data for base salary, annual and long-term incentive compensation, and total compensation obtained from the Aon Hewitt Total Compensation Measurement Survey. As a point of reference, the HR Committee also reviewed the most recently available peer group proxy disclosure data.

The Company recognizes that other entities may attempt to recruit the Company’s senior executives and key employees. As such, in addition to benchmarking against the peer group listed in Table 2 above, the Company, as a secondary reference point, benchmarked Messrs. Menzies and McWhirter against a group of larger companies that can offer executives similar positions with a greater scope of responsibility and smaller companies that can offer executives promotion opportunities. Use of these additional comparators, combined with the peer group, produces a compensation range that addresses both industry competitiveness and recruiting/retention competitiveness. The HR Committee considers this compensation range as a frame of reference for establishing compensation for these individuals, but does not target the executives’ compensation at any particular level with respect to these additional comparator companies. The additional benchmarking was conducted using proxy disclosure data for the following companies: for Mr. Menzies, Eaton Corporation, GATX Corporation, Parker-Hannifin Corporation, Ryder System, Inc., TAL International Group, Inc., United Rentals, Inc., and Westinghouse Air Brake Technologies Corporation; and for Mr. McWhirter: A.O. Smith Corporation, Actuant Corporation, Chart Industries, Inc., Eaton Corporation, Lindsay Corporation, Parker-Hannifin Corporation, and Texas Industries, Inc.

Analysis for Each Component of Pay

For each named executive officer, the Compensation Consultant determined current reference points derived from the Peer Survey Data. Prior to setting 2013 compensation, the 2012 base salary, annual incentive compensation target, long-term incentive compensation target and total target compensation of each named executive officer were compared to the 50th and 75th percentile of the Peer Survey Data.

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Following the analysis of these components of pay, the Compensation Consultant met with Company management, including the CEO, to discuss similarities and differences in responsibilities between the Company’s named executive officer positions and those in the custom benchmarking study that could affect the levels of compensation components. After these discussions and a review of the Peer Survey Data, the Compensation Consultant provided comparative information for each executive position. The Compensation Consultant’s analyses, along with the CEO’s compensation recommendations for each named executive officer other than himself, were presented to the HR Committee.

2013 Total Target Compensation

In establishing 2013 total target compensation for the named executive officers, the HR Committee considered individual and Company performance, job responsibilities, motivation to drive results, the Peer Survey Data, peer group proxy disclosure data, and Mr. Wallace’s recommendations. Taking these factors into account, the HR Committee established the 2013 total target compensation for each named executive officer as set forth in Table 3, which shows the 2013 total target compensation compared to the 50th and 75th percentiles of the Peer Survey Data. See “Components of Compensation” for further discussion on the establishment of each component of compensation.

Mr. Wallace’s total target compensation was below the targeted range based on his request and the HR Committee’s assessment that the executive compensation program is providing the appropriate incentives to drive performance. Mr. Perry’s total target compensation increased, but remained below the targeted range as he is relatively new in his position. Mr. Rice’s total target compensation is above the targeted range as he is a seasoned executive with seniority in his role and has significant expertise in meeting the legal demands of the Company. The HR Committee believes that the 2013 total target compensation levels for the named executive officers were appropriate.

Table 3: Total Target Compensation

Table 3: The bars reflect 2012 and 2013 total target compensation as compared to the 50th and 75th Peer Survey Data percentiles as a reference. The percentages shown in the table are calculated using the following formula: 2013 total target compensation divided by the Peer Survey Data total target compensation for the 50th and 75th percentiles.

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Components of Compensation

Set forth below are the components of total target compensation, how these components were applied to each named executive officer, and an analysis of why such amounts were set or paid. The HR Committee utilized the 50th and 75th percentiles of the Peer Survey Data as reference points in determining each compensation component, but does not target each component within a particular range as it does with total target compensation. In establishing each component of compensation for the named executive officers, the HR Committee considered the same factors as it did for establishing total target compensation, as well as additional factors noted below.

Base Salary

Base salary is intended to attract, motivate, and retain key executives by providing a consistent level of pay that appropriately and fairly compensates the executive for the breadth, complexity, and scope of responsibility inherent in the position. The HR Committee uses the 50th percentile of the Peer Survey Data as a reference point for discussions regarding base salary. After evaluating the Peer Survey Data and the peer group proxy disclosure data, the CEO discusses with the HR Committee his evaluation of each named executive officer, excluding himself. The discussion includes performance for the past year; specific achievements he believes should be highlighted; changes in the breadth, scope, or complexity of responsibilities that have occurred or will occur in the next year; operating results; organizational improvements; expected future performance; and relative pay equity among the named executive officers.

2013 Base Salary

In light of the Company’s strong performance in 2012 and expected 2013 performance, the named executive officers other than Mr. Wallace and Mr. Rice received base salary adjustments. Mr. Wallace requested, and the independent directors agreed, that his base salary remain unchanged.

Mr. Perry received a base salary increase to the 50th percentile in recognition of his continued success and exceptional performance as CFO and his efforts in maintaining the Company’s strong financial position. Messrs. Menzies and McWhirter received increases to their base salaries in recognition of their leadership and expertise and the successful performance of their respective businesses during 2012, expected 2013 Company performance, and to recognize the potential for competitors to recruit senior executives from the Company. During his tenure, Mr. Menzies has exhibited strong leadership in managing the Company’s Rail Group and Railcar Leasing and Management Services Group through changing business climates and fluctuations in demand. Mr. McWhirter continued to expand his responsibilities and successfully manage the growth and integration of several Company acquisitions and new product lines. Mr. Rice’s base salary remained unchanged given its position relative to the Peer Survey Data.

The 2013 base salaries for the named executive officers were established as set forth in Table 4, which reflects the comparison of the 2013 base salaries for the Company’s named executive officers to the base salaries from the Peer Survey Data.

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Table 4: Base Salary

Table 4: The bars reflect 2012 and 2013 base salary as compared to the 50th and 75th Peer Survey Data percentiles as a reference. The percentages shown in the table are calculated using the following formula: 2013 base salary divided by Peer Survey Data base salary for the 50th and 75th percentiles.

2014 Base Salary

Mr. Wallace evaluated each of the other named executive officers with respect to individual performance, job responsibilities, motivation to drive results, and market comparisons. Based on the HR Committee’s review of compensation factors, including the Company’s exceptional performance in 2012 and 2013 and Mr. Wallace’s recommendations for the other named executive officers, the 2014 base salaries were established as follows: Mr. Wallace $1,000,000; Mr. Perry $500,000; Mr. Menzies $615,000; Mr. McWhirter $575,000; and Mr. Rice $431,000. Mr. Wallace’s base salary was increased modestly, but remained at the 50th percentile. This was his first salary increase since 2006. Mr. Perry received a base salary increase in 2014 in recognition of his continued success and exceptional performance as CFO and his efforts in maintaining the Company’s strong financial position in 2013 while the Company continued to experience strong growth. Messrs. Menzies and McWhirter received base salary increases for 2014 to recognize the strong revenue and operating performance in their respective businesses and to recognize the potential for competitors to recruit senior executives from the Company. Mr. Rice received a base salary increase in 2014 in recognition of his significant legal expertise and experience in directing legal activities during periods of strong growth.

Incentive Compensation Overview

In establishing annual and long-term incentive compensation programs and respective performance levels, the HR Committee follows a consistent process and philosophy, and takes into account the overall business environment facing the Company. The HR Committee believes that incentive compensation should drive performance in areas that are key to the Company’s long-term success, and that performance levels for this compensation should be appropriately difficult to achieve. The Company benefits greatly from the unique connections between its various businesses. The operational flexibility of many of its manufacturing facilities enables them to serve multiple businesses as market demands dictate. Given these inter-business benefits, the HR Committee believes it appropriate to establish uniform performance metrics for its named executive officers. Doing so reinforces the importance and significance of the support that the Company’s businesses

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provide each other. All senior executives, including the named executive officers, participate in the Company’s incentive compensation programs and have the same performance criteria, which fosters collaboration between the participants across the Company’s business groups.

Once the HR Committee has established performance levels for incentive compensation, it receives regular updates throughout the year regarding the Company’s progress with respect to the performance levels and potential payouts under the incentive compensation programs. The HR Committee also continually assesses whether it believes the programs are producing the desired results. At the end of each year, the HR Committee reviews the results of the programs and further assesses the programs’ effectiveness over the preceding year. This review forms the foundation for the incentive compensation programs for the coming year.

Annual Incentive Compensation

The annual incentive compensation program (referred to as “AIP”) is an integral component of the Company’s total target compensation program. The AIP is designed to link executive decision-making and performance with the Company’s annual goals, reinforce these goals, and ensure the highest level of accountability for the success of the Company as a whole. The AIP provides significant motivation for the named executive officers to achieve the performance goals pre-established by the HR Committee. In 2013, this program comprised approximately 20% of a named executive officer’s total target compensation.

The HR Committee establishes threshold, target, and maximum financial performance levels for annual incentive compensation. The HR Committee believes that each of these levels should be adjusted annually to represent an appropriate amount of effort to achieve. The HR Committee believes that (i) the threshold performance level should require a level of achievement appropriate for earning initial amounts of annual incentive compensation, (ii) the target performance level should represent a considerable but reasonable level of performance, and (iii) the maximum performance level should represent an aggressive level of performance that will be highly difficult to achieve. For calculation purposes, program participants become eligible to receive annual incentive compensation when the Company reaches the threshold performance level. For Company performance falling between the specified performance levels, the amount of annual incentive compensation earned is prorated.

The HR Committee may adjust, from year to year, the performance metrics, performance levels, or other elements of the AIP with the objective of assuring management’s focus on appropriate performance metrics. The HR Committee also may choose to: (i) modify or discontinue the AIP at any time, overall or as to any one or more named executive officers, including non-payment or partial payment of incentive compensation or granting equity in lieu of cash compensation, with or without notice; (ii) modify an executive’s AIP percentages if his or her responsibilities change significantly; (iii) reduce a named executive officer’s annual incentive compensation on a discretionary basis for failing to meet job performance expectations; (iv) recoup all or any portion of annual incentive compensation under circumstances where the Company restates its financial statements; or (v) remove individuals from the AIP at any time. The HR Committee may remove any extraordinary, unusual, or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.

2013 Annual Incentive Compensation

In performing its annual assessment of the Company’s incentive compensation programs, the HR Committee determined that the 2012 AIP was highly effective in focusing executive attention on the Company’s consolidated earnings per share (“EPS”). In 2012, the Company’s consolidated revenues increased 30% to $3.8 billion, and net income increased 79% to $255 million compared to 2011, with a corresponding increase in EPS of 80% from $1.77 in 2011 to $3.19 in 2012. The HR Committee believed that continuing to emphasize EPS was important as the Company continued to build momentum from its strong performance in 2012. In addition, EPS is the primary performance metric used by the investment community to assess the Company’s performance. Accordingly, the HR Committee approved EPS as the exclusive performance metric for the Company’s 2013 AIP. Consistent with the HR Committee’s philosophy, during 2013, the AIP utilized the same performance levels and EPS metric for all participants.

To recognize the potential for competitors to recruit senior executives from the Company, in part by using higher short- and long-term performance-based percentages of compensation, the HR Committee approved increasing the 2013 annual incentive compensation targets for Messrs. Menzies and McWhirter from 75% to 80% of base

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salary. For 2013, annual incentive compensation targets remained at 75% of base salary for Messrs. Perry and Rice. Mr. Wallace’s 2013 annual incentive compensation target remained at 100% of his base salary. Mr. Wallace’s potential annual incentive compensation is greater since he has ultimate responsibility for the overall success of the Company. As target annual incentive compensation was set as a percentage of base salary, increases in base salaries led to increases in the dollar amount of target annual incentive compensation.

Table 5 reflects the 2013 target annual incentive compensation for the Company’s named executive officers as compared to the annual incentive compensation from the Peer Survey Data.

Table 5: Target Annual Incentive Compensation

Table 5: The bars reflect 2012 and 2013 target annual incentive compensation as compared to the 50th and 75th Peer Survey Data percentiles as a reference. The percentages shown in the table are calculated using the following formula: 2013 target annual incentive compensation divided by Peer Survey Data target annual incentive compensation for the 50th and 75th percentiles.

2013 Annual Incentive Compensation Performance Levels and Payouts

As previously noted, in 2013, the Company’s AIP was designed to focus participants on a common financial metric, EPS. As the Company anticipated 2013 would be a period of strong cyclical growth in revenues and earnings, the HR Committee believed it appropriate to establish performance levels reflective of such growth. In accordance with this principle, and as the Company continued to build momentum from its strong performance in 2012, the HR Committee established the 2013 AIP performance levels as set forth in Table 6 below.

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Table 6: 2013 Annual Incentive Program

2013 Annual Incentive Program Metrics
Financial Metric	2012 Actual	Threshold	Target	Maximum	2013 Actual
Earnings Per Share (EPS)	$3.19	$3.25	$3.60	$4.15	$4.75
% Growth Over 2012 EPS	n/a	2%	13%	30%	49%

Named Executive Officer Potential Annual Incentive Compensation Payout as a % of Base Salary
	Threshold	Target	Maximum
Wallace	40%	100%	200%
Perry	30%	75%	150%
Menzies	32%	80%	160%
McWhirter	32%	80%	160%
Rice	30%	75%	150%

Participants’ percentage payouts were set at 40%, 100%, and 200% of their respective target annual incentive pay for threshold, target, and maximum performance, respectively. The maximum performance level of $4.15, representing 30% growth from the Company’s strong performance in 2012, was well above the Company’s prior peak earnings on similar projected revenues. The Company’s reported EPS in 2013 was $4.75, which exceeded the maximum EPS performance level of $4.15. Accordingly, the named executive officers received their respective maximum annual incentive compensation amounts. The 2013 annual incentive compensation amounts paid to each named executive officer were as follows: Mr. Wallace $1,900,000; Mr. Perry $697,500; Mr. Menzies $928,000; Mr. McWhirter $880,000; and Mr. Rice $624,000.

The HR Committee was pleased with the Company’s growth and financial performance in 2013, and believed that the 2013 AIP performed well by motivating the program participants to grow the Company’s earnings.

Setting 2014 Annual Incentive Compensation Performance Levels

At its meetings throughout 2013, the HR Committee received regular updates on the financial performance of the Company and the related potential payouts to the named executive officers, and monitored the degree of difficulty in achieving the various performance levels. At the end of 2013, the HR Committee reviewed the Company’s performance and was pleased with the results. The Company achieved 2013 EPS of $4.75, a Company record representing growth of 49% over 2012 EPS of $3.19. The HR Committee determined that continued focus on EPS growth was desirable and therefore again established EPS as the exclusive performance metric for the 2014 AIP.

For 2014, the Company anticipates significant earnings growth over 2013, and the HR Committee again established performance levels reflective of such growth. The HR Committee established the 2014 AIP performance levels as follows: (i) threshold at $5.70 of EPS, representing 20% growth in EPS over 2013; (ii) target at $6.40 of EPS, representing 35% growth in EPS over 2013; and (iii) maximum at $8.00 of EPS, representing 68% growth in EPS over 2013. The threshold and maximum performance levels represent 89% and 125%, respectively, of the target performance level. The HR Committee believes these levels provide appropriate motivation and reward for potential EPS growth in 2014.

It is important to note that performance goals are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and should, therefore, not be considered as statements of the Company’s expectations or estimates.

2014 Annual Incentive Compensation Targets

In performing its annual assessment of the Company’s incentive compensation programs, the HR Committee reviewed the annual incentive compensation payout percentages established in 2013. For 2014, annual incentive compensation targets have been set as a specified dollar amount rather than a percentage of base salary. When expressed as a percentage of base salary, the annual incentive compensation targets remained at 100% of 2014

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base salary for Mr. Wallace and were set at levels between 75% and 80% of the 2014 base salary for the remaining named executive officers. Participants’ percentage payouts were set at 40%, 100%, and 250% of their respective target annual incentive pay for threshold, target, and maximum performance, respectively. See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.

Long-Term Incentive Compensation

Long-term incentive compensation (referred to as “LTI”) is a key part of the total target compensation for executives and is provided through the stockholder-approved stock option and incentive plan. The overarching purpose of LTI is to align executives’ interests with those of the Company’s stockholders and encourage executives to look beyond the annual planning horizon for ways to improve the Company’s earnings and returns over the longer term through a variety of strategic and operational initiatives.

The LTI program accomplishes this purpose by linking incentives to the Company’s long-term performance. Each year, management reviews the Company’s strategic objectives with the Board of Directors and prepares a multi-year assessment of the business environment and the Company’s outlook. The HR Committee uses this information as a guide when establishing the target level performance goals for the performance-based LTI compensation program.

The LTI program may consist of two components: performance-based awards, which are earned based on achievement of pre-established performance levels, and retention-based awards, which vest over a period of time. The named executive officers and other senior executives are eligible to participate in both the performance-based and retention-based components of the program. Other members of management and key employees participate only in the retention-based component. LTI grants made to the named executive officers in 2012 and 2013 were 100% performance-based.

As with the AIP, the HR Committee establishes threshold, target, and maximum financial performance levels to determine potential performance-based LTI. The HR Committee believes that each of these levels should be appropriately difficult to achieve and reflect the Company’s multi-year business environment and outlook. The HR Committee believes that (i) the threshold performance level should require a level of achievement appropriate for earning initial amounts of LTI, (ii) the target performance level should represent a considerable but reasonable level of performance, and (iii) the maximum performance level should represent an aggressive level of performance that will be highly difficult to achieve. For calculation purposes, the named executive officers become eligible to receive performance-based LTI when the threshold performance level is met. For Company performance falling between the specified performance levels, the amount of LTI awarded is prorated.

For 2013, the HR Committee established a target level of long-term incentive compensation (the “target LTI”) value for the named executive officers. This value was calculated as a percentage of each named executive officer’s base salary. The target LTI represented the amount of compensation that would be used to calculate the named executive officer’s respective LTI. The target LTI amount is converted into equity awards at the time of grant based on a stock price calculation. Due to the cyclical nature of the Company’s business and the related impact on its stock price, the HR Committee directed management to use the trailing one-year average stock price to determine the number of shares or stock units in a participant’s grant.

A named executive officer’s target LTI grant can be composed of three types of long-term incentives: (i) performance-based restricted stock or stock units; (ii) retention-based restricted stock or stock units; and (iii) stock options. The HR Committee establishes guidelines for the ratio that it expects to award through restricted stock, stock units, or stock options. For grants related to the 2012-2014 performance period and 2013-2015 performance period, the portion of the named executive officers’ target LTI allocated to performance-based restricted stock units was increased from 75% to 100% of the named executive officers’ target LTI grant. The HR Committee made this change to further enhance the Company’s pay for performance philosophy and to more closely align LTI and total target compensation with the Company’s performance. Establishing the named executive officers’ target LTI grant as 100% performance-based restricted stock units is a unique feature of the Company’s executive compensation program design that helps drive executive accountability for performance of the Company as a whole. As shown in Table 7 below, the Company’s use of 100% performance-based restricted stock units compares to 43% of LTI grants made by the 2013 peer group companies. The HR Committee may continue to make retention-based awards to named executive officers when it determines that such awards will

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be helpful in retaining the officers. In making this determination, the HR Committee will consider a number of factors, including the amount of retention-based awards already made to the officers, the officers’ tenure with the Company, and the officers’ performance in their respective roles.

Table 7: Average Weighting of LTI Awards

2013 Long-Term Incentive Compensation Targets

The HR Committee determined it was appropriate for the named executive officers, excluding the CEO, to have a similar percentage of LTI at risk since they share responsibility for the Company’s achievement of its goals. To recognize comparable levels of responsibility, the target LTI of the named executive officers, excluding the CEO, remained at a common target of 175% of their respective base salaries for 2013. Mr. Wallace’s target LTI remained at 325% of his base salary. Mr. Wallace’s potential LTI is greater since he has ultimate responsibility for the overall success of the Company. Table 8 reflects the 2013 target LTI for the Company’s named executive officers as compared to the LTI from the Peer Survey Data.

Table 8: Target Long-Term Incentive Compensation

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Table 8: The bars reflect 2012 and 2013 target LTI as compared to the 50th and 75th percentiles of the Peer Survey Data as a reference. The percentages shown in the table are calculated using the following formula: 2013 target LTI divided by Peer Survey Data target LTI for the 50th and 75th percentiles.

2014 Long-Term Incentive Compensation Targets

In performing its annual assessment of the Company’s incentive compensation programs, the HR Committee determined that the target LTI payout percentages established in 2013 were providing the desired motivation for the named executive officers. Accordingly, for 2014, long-term incentive compensation targets for each named executive officer have been set as a specified dollar amount rather than a percentage of base salary. When expressed as a percentage of base salary, the long-term incentive compensation targets are as follows: 375% of the 2014 base salary for Mr. Wallace, 200% of the 2014 base salary for Mr. Perry, approximately 180% and 175% of the 2014 base salary for Messrs. Menzies and McWhirter, respectively, and approximately 150% of the 2014 base salary for Mr. Rice. See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.

Long-Term Incentive Compensation Programs

Beginning in 2006, the HR Committee implemented a long-term incentive program that granted performance-based restricted stock, following performance periods of two or three years (the “Performance Stock Program”). The Company’s performance during the performance periods was used to determine the size of the grant for each participant in the Performance Stock Program. Under this program, following the conclusion of the performance periods, if the performance goals were achieved, the HR Committee granted to each program participant the corresponding amount of restricted stock, which then vests over a specified period of time. The design of the Performance Stock Program resulted in grants that ultimately vest five to seven years after the relevant performance period began. As discussed further below, the final grants under the Performance Stock Program were made in 2013. Table 9 below shows the payout levels for awards of restricted stock under the Performance Stock Program over the past three years. Payout percent represents the percentage of the performance-based component paid in the years shown.

Table 9: Performance Stock Program Payout Levels

Year	Payout %(1)
2011	0%
2012	101.8%
2013	145.1%

(1)	Represents the payout percentage of the performance-based component of LTI. For the years shown, the performance-based component was 75% of a named executive officer’s total target LTI compensation.

Beginning in 2011, the HR Committee implemented a performance-based restricted stock unit program (the “Performance Unit Program”) which is designed to increase the visibility of the long-term incentive performance goals for the program’s participants, align their efforts toward achieving these goals, more closely match the Company’s expense related to the program with the performance period, and reinforce pay for performance linkage through settlement of awards immediately following the end of the relevant performance period.

The Performance Unit Program is designed to accomplish these goals by granting performance-based restricted stock units at pre-established target levels at the beginning of a three-year performance period. The Company’s attainment of the performance goals during the performance period determines the number of units that are ultimately earned and converted into shares of Common Stock following the end of the performance period.

As a result of transitioning to the Performance Unit Program in 2011, a short-term overlap existed between the pre-existing Performance Stock Program and the newer Performance Unit Program. The HR Committee determined at that time it would be better to phase in the new Performance Unit Program over three years rather than cancel the pre-existing Performance Stock Program. The final grants under the Performance Stock Program were made in 2013 and vest over a three-year period.

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During this overlap period, grants were made under both programs. Grants under the Performance Stock Program were made with respect to previously-completed performance periods. The number of shares of restricted stock granted under the Performance Stock Program was based upon the Company’s performance during the applicable performance period. Grants were also made under the Performance Unit Program for forward-looking performance periods that commenced at the start of the year of grant. The number of units granted under the Performance Unit Program was based upon an individual’s target LTI. The number of units actually earned under the Performance Unit Program is determined by the Company’s performance during the applicable performance period and ranges from 0% to 200% of the target grant.

Performance Stock Program Performance Levels

In 2010, the HR Committee established four performance metrics for the Performance Stock Program for the 2010-2012 performance period (grants earned for this period were made in 2013). The performance metrics the HR Committee established were (i) cumulative Company return on equity (“ROE”), (ii) cumulative net income, (iii) cumulative revenue from acquisitions or organic growth, and (iv) the Company’s credit rating. Each of these metrics cultivated management concentration on performance linked to long-term stockholder value. Taken together, these metrics compelled management to address growth and investment relative to risk and liquidity. The performance levels for all named executive officers with respect to the four metrics are shown in Table 10.

Table 10: Performance Levels for the Performance Stock Program

Performance Period	Return on Equity (30% Weight)			Net Income (30% Weight)			Revenue from Acquisition or Organic Growth (25% Weight)			Credit Rating(1) (15% Weight)
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
2010 – 2012	8.0%	12.0%	20%	$150 mm	$200 mm	$300 mm	$250 mm	$375 mm	$600 mm	BB	BB+	BBB-
Actual Performance	24.5% (maximum)			$452 mm (maximum)			$334 mm (prorated)			BB+ (target)

(1)	Standard & Poor’s ratings are listed for reference purposes. The higher of Standard & Poor’s or the Moody’s Investors Service comparable rating on the last day of the performance period was used to calculate the actual performance achievement level.

The number of shares granted to a named executive officer was contingent upon achievement of performance levels, as follows:

•	By achieving the threshold performance level for a performance goal, a named executive officer could earn 35% of the executive’s LTI compensation target for the performance-based component of the LTI grant based on the weighting for the performance goal.

•	By achieving the target performance level for a performance goal, a named executive officer could earn 70% of the executive’s LTI compensation target for the performance-based component of the LTI grant based on the weighting for the performance goal.

•	By exceeding the target performance level for a performance goal, a named executive officer could earn up to 200% of the executive’s LTI compensation target for the performance-based component of the LTI grant based on the weighting for the performance goal.

A named executive officer would not receive LTI unless the Company reached or surpassed the threshold performance goal. The actual amount of performance-based LTI compensation awarded was proportionate to the performance achieved between threshold level and maximum level.

Performance Stock Program Grants in 2013

For the 2010-2012 performance period, the Company had cumulative ROE of 24.5%, total net income of $452 million, total revenue from acquisitions and organic growth of $334 million and a credit rating of BB+. This resulted in a payout of 145.1% of the performance-based component of an executive’s LTI compensation target in 2013 under the Performance Stock Program. The actual number of shares was based on the one-year average stock price for the period ended March 31, 2013. These shares will vest in three equal annual installments beginning on May 15, 2014. This was the final grant made under the Performance Stock Program.

EXECUTIVE COMPENSATION

Performance Unit Program Performance Levels

In 2013, the HR Committee established cumulative EPS as the exclusive performance metric for the Performance Unit Program for the performance period 2013-2015. The EPS metric was established to focus the Company’s executives on improving earnings. In addition, the HR Committee believes EPS to be the primary performance metric used by the investment community to assess the Company’s performance. The threshold level represented a 10% annual increase in earnings over 2012, the target level represented a 16% annual increase in earnings over 2012, and the maximum level represented a 22% annual increase in earnings over 2012.

At its meetings throughout 2013, the HR Committee received regular updates on the performance of the Company with respect to the performance levels for the 2013 Performance Unit Program. At the end of 2013, the HR Committee reviewed the progress to-date under the 2013 Performance Unit Program and was pleased with the results. The HR Committee determined that continued focus on EPS growth was desirable and therefore again established EPS as the exclusive performance metric for the period 2014-2016. The threshold performance level represents a 6% annual increase in earnings over 2013, the target performance level represents a 21% annual increase in earnings over 2013 and the maximum performance level represents a 26% annual increase in earnings over 2013. The threshold and maximum performance levels represent 76% and 110%, respectively, of the target performance level.

It is important to note that performance goals are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and, therefore, should not be considered as statements of the Company’s expectations or estimates.

Table 11: Performance Levels for the Performance Unit Program

Cumulative Measurement Period	EPS Threshold	EPS Target	EPS Maximum
2011 – 2013	$ 3.00	$ 4.00	$ 6.00
2012 – 2014	$ 6.50	$ 7.50	$ 9.00
2013 – 2015	$ 11.70	$ 13.00	$ 14.30
2014 – 2016	$ 16.00	$ 21.00	$ 23.00

Performance Unit Program Grants in 2013 and 2014

In 2013, the named executive officers were granted 100% of their respective target LTI compensation as performance-based restricted stock units under the Performance Unit Program, except for Mr. Wallace, who was granted 89% of his target LTI compensation at his request to align his target LTI with the 50th percentile of the Peer Survey Data. These units are non-voting and do not pay dividends. At the end of the applicable performance period, the named executive officers can earn from 30% of the target grant at the threshold level up to 200% of the target grant at the maximum level. If the Company achieves target level EPS, the named executive officers will retain 100% of their grant under the Performance Unit Program. The named executive officers will earn 0% of the target grant if the Company does not achieve the threshold performance level EPS. For Company performance falling between the performance levels, the amount of LTI awarded will be prorated. The same approach will be used for 2014 grants under the Performance Unit Program. See the “Grants of Plan-Based Awards Table” for the specific number of units granted to each named executive officer in 2013 under the Performance Unit Program.

Executive Perquisite Allowance

The Executive Perquisite Allowance is a partially performance-based allowance that replaces traditional benefits for executives such as club memberships, automobile allowances, and fees and expenses incurred in financial planning and income tax preparation. The Company believes that this allowance serves as part of a competitive compensation program and enhances the named executive officers’ ability to conduct the Company’s business. Each named executive officer is required to use $6,000 of the amount received under the Executive Perquisite Allowance to maintain a four-door sedan, Company-approved levels of automobile insurance and other maintenance, and to forego expense reimbursement for the first 10,000 business miles annually. In 2013, the Company did not reimburse any named executive officer for mileage.

EXECUTIVE COMPENSATION

The amount of the Executive Perquisite Allowance each year is a specified percentage of base salary (ranging from 7.5% to 10%) as determined annually by the HR Committee based on the Company’s current and potential future performance. The percentage may be set at up to 10% of base salary if the Company’s annual earnings per share exceed $1.00 and are forecast to remain above that level for the coming year. In establishing the percentage, the HR Committee reviews and considers the Company’s performance in the past year and the business plan for the coming year. For 2013 and 2014 the HR Committee approved maintaining the Executive Perquisite Allowance at 10% of base salary based on the Company’s 2012 and 2013 earnings, respectively.

Additional information on the value of perquisites offered to each named executive officer in 2013 can be found in the footnotes and narrative disclosure pertaining to the “Summary Compensation Table.”

Post-employment Benefits

The Company’s retirement, savings, and transition compensation plans are designed to assist executives in the transition from active employment. The HR Committee believes these plans assist in recruiting and retaining senior executives and facilitate employment transition. Each of the plans is discussed in the “Compensation of Executives” section of this proxy statement. The Company’s retirement, savings, and transition compensation plans consist of the following:

•	Trinity Industries, Inc. Standard Pension Plan (the “Standard Pension Plan”) — a funded, tax qualified, non-contributory defined benefit pension plan that covers certain of the Company’s employees, including the named executive officers. Earnings are capped by the Internal Revenue Code of 1986, as amended (the “Code”), for those defined as “highly compensated employees.”

On February 13, 2009, the Board amended the Standard Pension Plan to reduce future pension costs. Under this Amendment, effective March 31, 2009, all future benefit accruals under the Standard Pension Plan automatically ceased for all participants, and the accrued benefits under the Standard Pension Plan were determined and frozen as of that date. The amendment to the Standard Pension Plan did not affect other benefits earned by participants prior to March 31, 2009. No new participants have been added to the Standard Pension Plan since it was frozen.

•	Trinity Industries, Inc. Supplemental Retirement Plan (the “Supplemental Retirement Plan”) — a non-qualified plan that provides annual retirement benefits that are not provided under the Standard Pension Plan because of Code limitations. Several years ago the Board of Directors made the decision to discontinue adding executives to this plan. Mr. Wallace was a participant at the time and was grandfathered. As a result, Mr. Wallace is the only current employee who participates in the Supplemental Retirement Plan. In addition to Mr. Wallace, certain retired employees, or their spouses, participate in the Supplemental Retirement Plan. On February 13, 2009, the Board amended the Supplemental Retirement Plan to reduce future retirement plan costs. This amendment provided that all future benefit accruals under the Supplemental Retirement Plan automatically ceased effective March 31, 2009 and the accrued benefits under the Supplemental Retirement Plan were determined and frozen as of that date, including Mr. Wallace’s benefits.

•	Trinity Industries, Inc. Profit Sharing 401(k) Plan (the “401(k) Plan”) — a voluntary, tax qualified, defined contribution plan that covers most of the Company’s employees, including the named executive officers, and includes a potential annual Company match for a portion of each employee’s contribution.

On February 13, 2009, the Board, in connection with its decision to freeze the Standard Pension Plan, amended the 401(k) Plan effective with the 2009 Plan year to (i) allow the participants in the Standard Pension Plan to participate in the enhanced portion of the 401(k) Plan that provides for potential annual contributions by the Company to the participating employee’s account of up to an additional 3% of an employee’s base pay, subject to the Code limit for 401(k) plans, depending upon years of service (the “Annual Retirement Contribution”) and (ii) require Board approval for the Company to make the 401(k) Company match and the Annual Retirement Contribution.

•	Trinity Industries, Inc. Supplemental Profit Sharing Plan (the “Supplemental Plan”) — a supplemental deferred profit sharing plan for highly compensated employees, including the named executive officers, that allows them to defer a portion of their base pay and annual incentive and includes a Company match for a portion of their contribution.

EXECUTIVE COMPENSATION

•	Transition Compensation Plan (the “Transition Compensation Plan”) — a plan designed to facilitate a smooth transition when the executive separates from service with the Company. The Transition Compensation Plan is a long-term plan whereby an amount equal to 10% of a participant’s salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2013 and 2014). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the following conditions:

(i)	The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the Chief Executive Officer to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.

(ii)	For a minimum of one year after completing the required transition, the participant must be available to the Company for consultation, at mutually agreed remuneration, regarding the Company’s business and financial affairs.

(iii)	For one year after separation from service, the participant may not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the Chief Executive Officer or the Chairman of the HR Committee.

Change in Control Agreements

The Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to the interests of stockholders without distraction in potential circumstances arising from the possibility of a change in control of the Company. Accordingly, in 2013 the Company entered into a change in control agreement with each of the named executive officers that provides for certain vesting upon a change in control and the payment of certain compensation if the named executive officer’s employment with the Company is terminated under one of the circumstances described in the agreement in connection with a change in control of the Company (as defined in the agreement). These agreements are for continuous two-year terms until terminated by the Company upon specified notice and continue for two years following a change in control. The agreements provide for payment to the named executive officers of a lump sum equal to three times (i) the amount of his or her base salary, and (ii) the higher of the average bonus earned over the previous three years or the target bonus for the fiscal year in which the change in control occurs. The severance benefits provided by the change in control agreements also include continuation of all medical, dental, vision, health, and life insurance benefits to which each named executive officer would have been entitled if he or she had continued in the employment of the Company for 36 months after termination and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.

The 2013 agreements incorporated several key provisions that were not included in the Company’s previous change in control agreements to further align the Company’s executive compensation practices with market practices. The 2013 agreements contain a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the named executive officer’s employment before compensation will be paid under the agreement. A qualifying termination must be for (i) reasons other than as a result of the executive’s death, disability, retirement, or for “cause”; or (ii) termination of employment by the named executive officer for “good reason.” In addition, a non-compete provision was incorporated into the agreement to protect the Company’s business goodwill. Further, the named executive officer is required to execute a release of claims against the Company to receive compensation under the agreement.

The 2013 change in control agreements do not include excise tax gross ups. Instead, if any payment to which the named executive officer is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the named executive officer shall be solely responsible for the payment of all income and excise taxes due from the named executive officer and attributable to such payment, with no right of additional payment from the Company as reimbursement for any excise taxes.

The Company considers the compensation that would be payable under the agreement upon specified events of termination following a change in control to be appropriate in light of the unique mix of the industries in which it is

EXECUTIVE COMPENSATION

engaged, the limited number of companies in many of those industries, and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the change in control agreements are considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but are not specifically considered by the HR Committee when making changes in base salary, annual incentive compensation, or long-term incentive compensation. The change in control severance benefits are discussed in the Compensation of Executives section under “Potential Payments Upon Termination or Change in Control.” The Company does not have severance agreements with named executive officers other than in connection with the change in control agreements.

Health and Welfare Benefits

The Company-supported medical plan, life insurance, and long-term disability plan, and employee-paid dental, vision, critical illness insurance, and optional life insurance are substantially similar for the named executive officers as for all full-time employees.

Compensation-Related Policies and Positions

Internal Equity Regarding CEO Compensation

The HR Committee follows the same processes and methods disclosed herein to establish the compensation for all other named executive officers as it does in recommending to the independent directors the compensation package for Mr. Wallace. As noted previously, his position as CEO is compared to other executives in comparable positions in the Peer Survey Data previously disclosed in this proxy statement. Since as the CEO of the Company he has a unique and greater set of responsibilities as compared to the other named executive officers, including having the ultimate responsibility for the overall success of the Company, the Board of Directors does not consider his compensation to be comparable to the compensation of the other named executive officers.

Recoupment on Restatement

The Board of Directors has adopted a Company policy that allows payouts to be recouped under annual and/or long-term incentive plans if the financial statements on which they are based are subsequently required to be restated as a result of errors, omissions, fraud, or other misconduct. The policy provides discretion to the HR Committee to make such determinations while providing a framework to guide their decisions.

Stock Ownership Requirements; Anti-Hedging/Anti-Pledging Policy

Stock ownership requirements have been adopted that require the CEO to maintain ownership of Company Common Stock valued at six times base salary, the other named executive officers at three times base salary, and the Board of Directors at three times annual retainer. Stock ownership is defined as stock owned without restrictions; shares or units granted on which restrictions remain, including restricted shares that vest at retirement; shares or share equivalents held in a qualified or non-qualified profit sharing plan; and equivalent shares determined from vested, in-the-money stock options. Individuals subject to the stock ownership requirements have five years to achieve compliance with the ownership requirements, subject to extensions in limited circumstances. The named executive officers and the directors are all in compliance with the Company’s stock ownership requirements.

The Company has also adopted a policy prohibiting the named executive officers, members of the Board of Directors, and other members of management from (i) engaging in derivative transactions (including hedging) with respect to the Company’s Common Stock and other securities and (ii) pledging the Company’s Common Stock and other securities (e.g., use such securities for margin loans or to collateralize other indebtedness).

Limitation on Deductibility of Executive Compensation

For a publicly-held corporation, Section 162(m) of the Code limits the federal income tax deduction for the compensation of certain executive officers that exceeds $1 million per year. “Performance-based” compensation is not subject to the limitations on deductibility. The HR Committee monitors deductibility options; however, it may authorize compensation that may not be deductible when it deems doing so to be in the best interest of the Company and its stockholders.

EXECUTIVE COMPENSATION

Conclusion

The HR Committee believes the executive compensation programs provide appropriate incentives to each executive officer to strive for the Company’s achievement of outstanding operating results and concurrent preservation of, and improvements to, the Company’s financial condition, thereby clearly aligning each executive’s potential compensation with the long-term interests of stockholders. In summary, the Company’s executive compensation programs contribute to a high-performance culture where executives are expected to deliver results that promote the Company’s position as a premier, diversified industrial company.

Human Resources Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Human Resources Committee

Rhys J. Best, Chair

Leldon E. Echols

Ronald J. Gafford

Charles W. Matthews

Douglas L. Rock

EXECUTIVE COMPENSATION

Compensation of Executives

Summary Compensation Table

The following table and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of the Company’s executive compensation programs.

The “Summary Compensation Table” below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2013, 2012, and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy R. Wallace Chairman, Chief Executive Officer, and President	2013	$950,000	$—	$7,510,530	$1,900,000	$42,546	$439,475	$10,842,551
	2012	950,000	—	4,184,463	1,900,000	2,061,776	439,175	9,535,414
	2011	950,000	—	3,415,985	1,900,000	944,195	394,656	7,604,836
James E. Perry Senior Vice President and Chief Financial Officer	2013	465,000	—	1,534,551	697,500	3,688	185,843	2,886,582
	2012	425,000	—	987,012	637,500	3,438	177,638	2,230,588
	2011	350,000	50,000	2,347,275	525,000	178	133,576	3,406,029
D. Stephen Menzies Senior Vice President and Group President	2013	580,000	—	2,575,039	928,000	18,124	224,100	4,325,263
	2012	556,000	—	1,619,090	834,000	62,575	209,600	3,281,265
	2011	540,000	—	1,220,924	810,000	23,007	190,200	2,784,131
William A. McWhirter Senior Vice President and Group President	2013	550,000	—	2,272,116	880,000	15,061	222,375	3,939,552
	2012	480,000	—	1,366,750	720,000	113,176	190,920	2,870,846
	2011	450,000	50,000	1,046,682	675,000	42,133	168,206	2,432,021
S. Theis Rice Senior Vice President and Chief Legal Officer	2013	416,000	—	1,567,099	624,000	6,555	171,485	2,785,139
	2012	416,000	—	1,044,939	624,000	90,015	161,975	2,336,929
	2011	400,000	—	949,861	600,000	43,169	141,479	2,134,509

(1)	For Messrs. Wallace, Perry, McWhirter, and Rice, $31,350; $10,230; $18,150; and $13,728, respectively, of the above amount was deferred pursuant to the Supplemental Plan and also is reported in the “Nonqualified Deferred Compensation Table.”
(2)	Equity awards are the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 16 of Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2013. Amounts include grants of restricted stock under the Performance Stock Program for the 2010-2012 performance period for Messrs. Wallace $4,059,351; Perry $509,197; Menzies $1,296,144; McWhirter $1,059,345; and Rice $649,829. Amounts also include grants of performance-based restricted stock units under the Performance Unit Program for the 2013-2015 performance period at target value for Messrs. Wallace $3,451,179; Perry $1,025,355; Menzies $1,278,895; McWhirter $1,212,771; and Rice $917,270. The potential maximum values for the grants under the Performance Unit Program are for Messrs. Wallace $6,902,359; Perry $2,050,709; Menzies $2,557,789; McWhirter $2,425,543; and Rice $1,834,540.
(3)

Non-equity incentive plan compensation represents cash awards earned (i) during 2013 under the 2013 Annual Incentive Program based on goal achievements, (ii) during 2012 under the 2012 Annual Incentive Program based on goal achievements and (iii) during 2011 under the 2011 Annual Incentive Program based on goal achievements. For 2013, for Messrs. Wallace, Perry, and Rice, $57,000, $6,975, and $18,720,

EXECUTIVE COMPENSATION

respectively, of the above amount was deferred pursuant to the Supplemental Plan and is also reported in the “Nonqualified Deferred Compensation Table.”
(4)	This column represents both changes in pension value for the named executive officers, as well as above market earnings on deferred compensation. During 2013, total pension values under the Standard Pension Plan and the Supplement Retirement Plan for Messrs. Wallace, Perry, Menzies, McWhirter, and Rice decreased $768,000; $1,000; $19,000; $54,000; and $24,000; respectively. In accordance with SEC rules, these negative amounts have been reported at $0 in this table. For 2013 for Messrs. Wallace, Perry, Menzies, McWhirter, and Rice, the above market earnings on nonqualified deferred compensation under the Transition Compensation Plan were $42,546; $3,688; $18,124; $15,061; and $6,555, respectively. For Mr. Wallace for 2012, $2,015,000 of this column represents the aggregate change in pension values during the 2012 fiscal year under the Standard Pension Plan and the Supplemental Retirement Plan, and $46,776 represents Mr. Wallace’s above market earnings on nonqualified deferred compensation under the Transition Compensation Plan. For 2012 for Messrs. Perry, Menzies, McWhirter, and Rice, the change in pension values was $1,000; $43,000; $97,000; and $84,000, respectively, under the Standard Pension Plan and the above market earnings on nonqualified deferred compensation under the Transition Compensation Plan were $2,438; $19,575; $16,176; and $6,015, respectively. For 2011 for Mr. Wallace, $932,000 of this column represents the aggregate change in pension values during 2011 fiscal year under the Standard Pension Plan and the Supplemental Retirement Plan, and $12,195 represents Mr. Wallace’s above market earnings on nonqualified deferred compensation under the Transition Compensation Plan. For 2011 for Messrs. Menzies, McWhirter, and Rice, the change in pension values was $18,000; $38,000; and $42,000, respectively, under the Standard Pension Plan, and the above market earnings on nonqualified deferred compensation under the Transition Compensation Plan were $5,007; $4,133; and $1,169, respectively, and $178 for Mr. Perry.
(5)	The following table is a breakdown of all other compensation included in the “Summary Compensation Table” for the named executive officers:

All Other Compensation

Name	Year	Executive Perquisite Allowance(1)	Perquisites and Other Personal Benefits	Company Contributions to Defined Contribution Plans(2)	Executive Transition Compensation Plan(3)	Total All Other Compensation
Timothy R. Wallace	2013	$95,000	$—	$59,475	$285,000	$439,475
	2012	95,000	—	59,175	285,000	439,175
	2011	71,250	—	38,406	285,000	394,656
James E. Perry	2013	46,500	—	23,093	116,250	185,843
	2012	42,500	—	28,888	106,250	177,638
	2011	26,250	—	19,826	87,500	133,576
D. Stephen Menzies	2013	58,000	—	15,300	150,800	224,100
	2012	55,600	—	15,000	139,000	209,600
	2011	40,500	—	14,700	135,000	190,200
William A. McWhirter	2013	55,000	—	24,375	143,000	222,375
	2012	48,000	—	22,920	120,000	190,920
	2011	33,750	—	21,956	112,500	168,206
S. Theis Rice	2013	41,600	—	25,885	104,000	171,485
	2012	41,600	—	16,375	104,000	161,975
	2011	30,000	—	11,479	100,000	141,479

(1)	Represents the amounts payable pursuant to the Executive Perquisite Allowance.

EXECUTIVE COMPENSATION

(2)	Represents the Company’s matching amounts and the Additional Retirement Contribution under the Company’s 401(k) Plan for 2013 for Messrs. Wallace $15,300; Perry $14,790; Menzies $15,300; McWhirter $15,300; and Rice $9,661 and under the Company’s Supplemental Plan for 2013 for Messrs. Wallace $44,175; Perry $8,303; McWhirter $9,075; and Rice $16,224.
(3)	Represents an amount equal to 10% of the salaries and annual incentive compensation set aside pursuant to the Transition Compensation Plan. These amounts also are included in the “Nonqualified Deferred Compensation Table.” Each named executive officer participates in the Transition Compensation Plan which is an unfunded long term plan whereby an amount equal to 10% of salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2013). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the following conditions:
(i)	The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the Chief Executive Officer to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.
(ii)	For a minimum of one year after completing the required transition, the participant must be available to the Company for consultation, at mutually-agreed remuneration, regarding the Company’s business and financial affairs.
(iii)	For one year after separation from service, the participant may not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the Chief Executive Officer or the Chairman of the HR Committee.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table summarizes the 2013 grants of equity and non-equity plan-based awards for the named executive officers and the 2014 grants of non-equity plan-based awards for the named executive officers.

Grants of Plan-Based Awards Table

	Grant Date(1)	Estimated Possible Payouts and Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards Number of Shares of Stock or Awards (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy R. Wallace
2013 Annual Incentive Plan		$380,000	$950,000	$1,900,000
2013 Equity Awards	05/06/13				25,710	85,701	171,402	97,044	$7,510,530
2014 Annual Incentive Plan		400,000	1,000,000	2,500,000
James E. Perry
2013 Annual Incentive Plan		139,500	348,750	697,500
2013 Equity Awards	05/06/13				7,639	25,462	50,924	12,173	1,534,551
2014 Annual Incentive Plan		160,000	400,000	1,000,000
D. Stephen Menzies
2013 Annual Incentive Plan		185,600	464,000	928,000
2013 Equity Awards	05/06/13				9,527	31,758	63,516	30,986	2,575,039
2014 Annual Incentive Plan		192,000	480,000	1,200,000
William A. McWhirter
2013 Annual Incentive Plan		176,000	440,000	880,000
2013 Equity Awards	05/06/13				9,035	30,116	60,232	25,325	2,272,116
2014 Annual Incentive Plan		180,000	450,000	1,125,000
S. Theis Rice
2013 Annual Incentive Plan		124,800	312,000	624,000
2013 Equity Awards	05/06/13				6,833	22,778	45,556	15,535	1,567,099
2014 Annual Incentive Plan		132,000	330,000	825,000

(1)	The grant date of all stock awards is the date of the HR Committee meeting or Board meeting at which such award was approved.
(2)	Represents the potential amounts payable in 2014 under the 2013 Annual Incentive Program for attainment of performance goals and potential amounts payable in 2015 under the 2014 Annual Incentive Program for attainment of performance goals. As previously noted, the awards under the 2013 Annual Incentive Program paid at the maximum level.
(3)	For 2013 equity awards, represents the number of performance-based restricted stock units that were awarded in May 2013 to each of the named executive officers as performance-based awards based on financial performance for 2013 through 2015. These units are earned and vest as discussed below.
(4)	Represents the actual shares awarded in May 2013 based upon achievement of financial performance goals for the cumulative performance in 2010-2012.
(5)	The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

The stock awards described in the “Summary Compensation Table” are the dollar amounts of the grant date fair value of the awards calculated in accordance with ASC Topic 718. It is important to note that the performance goals discussed below are part of the Company’s incentive program and do not correspond to any financial guidance that

EXECUTIVE COMPENSATION

the Company has provided to the investment community or that the Company will provide for future years and should, therefore, not be considered as statements of the Company’s expectations or estimates.

The equity awards granted in May 2013 to the named executive officers were grants of (i) performance-based restricted stock units and (ii) performance-based restricted stock, all granted pursuant to the Second Amended and Restated 2004 Stock Option and Incentive Plan.

The performance-based restricted stock unit awards were made at the target amount for each named executive officer, based on the Company’s 2013 — 2015 financial performance target of $13.00 EPS. Recipients of the performance-based restricted stock units will not earn any such units unless the Company achieves threshold performance level of cumulative $11.70 EPS for the performance period. Recipients may earn the following percentages of the target grant amount: (i) 30% of the target grant for threshold performance ($11.70 cumulative EPS); (ii) 100% of the target grant for target performance ($13.00 cumulative EPS); and (iii) 200% of the target grant for maximum performance ($14.30 cumulative EPS). For performance falling between the specified levels, the amount of units earned will be interpolated accordingly. During the performance period, recipients do not earn dividends on, and are not entitled to vote with respect to, the performance-based restricted stock units.

Each performance-based restricted stock unit earned will convert into one share of Common Stock and vest on May 15, 2016. In the event of death or disability occurring prior to the third anniversary of the date of grant, the performance metrics will be assumed to have been met at target, with the actual number of shares to be awarded determined by multiplying the target grant by a fraction, the numerator of which is the number of days since the date of grant to the date of death or disability and the denominator of which is the number of days in the full performance period. In the event of a change of control of the Company, the performance metrics will be assumed to have been met at target level and the recipients will earn the target grant of units. In the event of retirement or termination without cause prior to the third anniversary of the date of grant, the number of performance-based restricted stock units earned will be based on the level of achievement for the entire performance period, multiplied by a fraction, the numerator of which is the number of days from the date of grant to the date of retirement or termination without cause, and the denominator of which is the number of days in the full performance period. However, in the event of such a retirement or termination without cause, all units earned (and shares payable with respect thereto) are subject to forfeiture, at the discretion of the HR Committee, if the recipient of the grant is affiliated in certain respects with a competitor, customer, or supplier of the Company.

The performance-based restricted stock awarded in May 2013 was based on the performance metrics the HR Committee established in March 2010 for the period 2010 — 2012 which were (i) cumulative Company return on equity (“ROE”), (ii) cumulative net income, (iii) cumulative revenue from acquisitions or organic growth, and (iv) the Company’s credit rating. The actual number of shares issued was based on the value of the award divided by the one-year average Common Stock price for the period ended March 31, 2013. The stock awards vest in three equal annual installments beginning May 15, 2014. All awards granted in 2013 under the performance-based restricted stock program vest earlier upon death, disability, or a change in control or consent of the HR Committee after three years from the date of grant. The awards are forfeited if termination of employment occurs prior to vesting. The recipients of the performance-based restricted stock are entitled to dividends and to vote the shares of Common Stock during the restricted period. See the description in “Long Term Incentive Compensation” under “Compensation Discussion and Analysis.”

The non-equity incentive plan awards for 2013 to the named executive officers were based on Company EPS of $4.75.

The estimates for future payouts under the 2014 Annual Incentive Program represent potential payments of annual incentive compensation for 2014. The HR Committee established the annual incentive performance goals for 2014 based on earnings per share. To achieve target, the Company must earn EPS of $6.40 for 2014. See “Setting 2014 Annual Incentive Compensation Performance Levels” under “Compensation Discussion and Analysis” above for a description of the goals.

The Company has an Executive Perquisite Allowance that in 2013 provided to the named executive officers an allowance of 10% of base salary in lieu of providing traditional benefits for executives such as club memberships, automobile allowances, and fees and expenses incurred in financial planning and income tax preparation. Other

EXECUTIVE COMPENSATION

than being required to use $6,000 of the perquisite allowance to maintain a four-door sedan, including insurance and other maintenance, and to forego reimbursement for the first 10,000 business miles annually, the perquisite allowance is to be used at the discretion of the executive for perquisite type expenses. It is intended that the perquisite allowance will eliminate charges to the Company for personal benefits for the executives that are not provided to Company employees generally other than occasional de minimis items such as the use of Company tickets to entertainment events or expenses related to spousal travel. The perquisite allowance is not intended to cover personal use of the Company’s aircraft or commuting or relocation expenses. For security purposes, the Board requires the CEO to use the Company aircraft for personal travel to the extent possible, and the value attributed to such personal use is calculated using the aggregate incremental cost method. Incremental costs include the cost of fuel, catering, landing fees, flight crew expenses, “dead head” costs of flying aircraft to and from locations for personal use, and the dollar value of the lost tax deductions for expenses that exceed the amounts reported as income for the named executive officers. Other named executive officers may have periodic personal use of the Company aircraft. During 2013, two named executive officers had personal use of Company aircraft for a combined total of six flights.

The Company has a 401(k) Plan that permits employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. Depending upon years of service, the Company may match up to 50% of no more than 6% of the employee’s compensation set aside for this purpose. For employees who participate in the enhancement to the 401(k) Plan, the Company contributes up to an additional 3% of the employee’s base salary (subject to the maximum limit permitted by the Code) depending upon years of service to the account of employees participating in the enhanced portion of the 401(k) Plan as an Annual Retirement Contribution. As a result of the amendment to the Standard Pension Plan adopted on February 13, 2009, the named executive officers’ accrued benefits were frozen and no future benefits will accrue under the Standard Pension Plan. Therefore, commencing with the 401(k) Plan’s 2009 plan year, all of the named executive officers were eligible to participate in the enhanced portion of the 401(k) Plan. Matching contributions under the Supplemental Plan are discussed under “Nonqualified Deferred Compensation.”

Base salary, the Executive Perquisite Allowance, and annual incentive compensation in 2013 represented from 27% to 42% of the named executive officers’ total compensation as reflected in the “Summary Compensation Table.”

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Year-End

The following table summarizes as of December 31, 2013, for each named executive officer, the number of unexercised options and the number of shares of unvested restricted stock. The market value of the stock awards was based on the closing price of the Common Stock as of December 31, 2013, which was $54.52.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy R. Wallace	295,429		$16,106,789		140,000	(3)	7,632,800	(3)
	194,754	(2)	10,617,988	(2)	25,710	(4)	1,401,709	(4)
James E. Perry	100,561		5,482,586		48,786	(3)	2,659,813	(3)
	38,636	(2)	2,106,435	(2)	7,639	(4)	416,478	(4)
D. Stephen Menzies	76,117		4,149,899		63,824	(3)	3,479,684	(3)
	59,608	(2)	3,249,828	(2)	9,527	(4)	519,412	(4)
William A. McWhirter	119,591		6,520,101		55,100	(3)	3,004,052	(3)
	49,674	(2)	2,708,226	(2)	9,035	(4)	492,588	(4)
S. Theis Rice	52,838		2,880,728		47,754	(3)	2,603,548	(3)
	44,154	(2)	2,407,276	(2)	6,833	(4)	372,535	(4)

(1)	The following table provides the vesting date of unvested stock awards.

Vesting Date	Timothy R. Wallace	James E. Perry	D. Stephen Menzies	William A. McWhirter	S. Theis Rice
05/15/14	282,431	53,598	89,473	75,824	58,181
05/15/15	71,677	20,542	23,424	20,150	11,386
05/15/16	32,348	19,057	15,328	13,441	5,178
05/15/17	—	10,000	—	—	—
05/15/19	—	3,000	—	—	—
05/15/24	—	3,000	—	—	—
Retirement(a)	103,727	—	7,500	44,850	12,247
Age 65(b)	—	20,000	—	—	10,000
The earlier of age 65 or rule of 80(c)	—	10,000	—	15,000	—

(a)	Grants of restricted stock which will vest upon the earlier of: (i) retirement; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(b)	Grant of restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(c)	Grant of restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) the executive officer’s age plus years of vested service equal 80; (iii) death, disability or change in control; or (iv) consent of the HR Committee after three years from the date of grant.

EXECUTIVE COMPENSATION

(2)	Represents the market value and actual number of performance-based shares to be awarded in 2014 upon certification by the HR Committee of the achievement of the financial performance goals from 2011 through 2013.
(3)	Represents the maximum number or value, as applicable, of performance-based restricted stock units that could be earned if maximum financial performance goals are achieved. The actual number of shares to be issued in 2015 will be based on the Company’s aggregate EPS from 2012 through 2014. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Long Term Incentive Compensation Programs.”
(4)	Represents the threshold number or value, as applicable, of performance-based restricted stock units that could be earned if threshold financial performance goals are achieved. The actual number of shares to be issued in 2016 will be based on the Company’s aggregate EPS from 2013 through 2015. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Long Term Incentive Compensation Programs.”

Option Exercises and Stock Vested in 2013

The following table summarizes for the named executive officers in 2013 (i) the number of shares acquired upon exercise of stock options and the value realized and (ii) the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax.

Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy R. Wallace	—	$—	96,779	$3,451,742
James E. Perry	1,100	28,754	10,154	427,990
D. Stephen Menzies	—	—	36,316	1,531,276
William A. McWhirter	—	—	31,653	1,334,627
S. Theis Rice	—	—	16,364	690,017

Pension Benefits

The following table summarizes the present value of the accumulated pension benefits of the named executive officers under the Standard Pension Plan and for Mr. Wallace the Supplemental Retirement Plan.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Timothy R. Wallace	Trinity Industries, Inc. Standard Pension Plan	34	$646,000	—
	Trinity Industries, Inc. Supplemental Retirement Plan	34	8,056,000	—
James E. Perry	Trinity Industries, Inc. Standard Pension Plan	—	1,000	—
D. Stephen Menzies	Trinity Industries, Inc. Standard Pension Plan	9	164,000	—
William A. McWhirter	Trinity Industries, Inc. Standard Pension Plan	23	274,000	—
S. Theis Rice	Trinity Industries, Inc. Standard Pension Plan	18	428,000	—

(1)	The present value of the accumulated benefit is calculated in accordance with ASC Topic 718. Refer to Note 14 of Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for the policy and assumptions made in the valuation of this accumulated benefit.

EXECUTIVE COMPENSATION

The Standard Pension Plan is a noncontributory defined benefit retirement and death benefit plan. Funds are contributed periodically to a trust that invests the Company’s contributions and earnings thereon in order to pay the benefits to the participating employees. The plan provides for the payment of monthly retirement benefits determined under a calculation based on credited years of service and a participant’s highest compensation over five consecutive years in the last ten years of employment. Retirement benefits are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement. Mr. Wallace turned 55 on December 30, 2008, and, as a result, met the definition of “early retirement” on December 31, 2008. Mr. Wallace has not provided notice of intention to take early retirement. Mr. Rice turned 62 on February 12, 2013, and, as a result met the definition of “early retirement” on February 28, 2013. Mr. Rice has not provided notice of intention to take early retirement. Covered compensation includes salary and non-equity incentive plan compensation as shown in the “Summary Compensation Table.” Other elements of compensation in the “Summary Compensation Table” are not included in covered compensation. The normal monthly retirement benefit payable at age 65 is a life annuity with ten years guaranteed equal to 3/4 of 1% of average monthly compensation up to $800 plus 1% of average monthly compensation over $800 times the years of credited service. The plan also provides for the payment of a death benefit before retirement that is the greater of the lump sum value of the accrued benefit under the pension plan or one times base pay with less than 10 years of service and 2 1/2 times base pay with more than 10 years of service. Participants in the Standard Pension Plan can choose to receive benefit payments at age 65 even if still employed. If they make such an election, no death benefit is available.

The Company has a Supplemental Retirement Plan that applies to Mr. Wallace. The Supplemental Retirement Plan provides that the amount of the annual retirement benefit under the Standard Pension Plan that is limited by reason of compliance with the Code is paid as a supplemental pension benefit. The benefit payment terms are the same as the terms of the Standard Pension Plan. The benefits are payable from the general assets of the Company. On February 13, 2009, the Board amended the Supplemental Retirement Plan and the Standard Pension Plan. As a result, all future benefit accruals under the Supplemental Retirement Plan and the Standard Pension Plan automatically ceased effective March 31, 2009 for all participants and the accrued benefits under each plan were determined and frozen as of that date. These amendments are discussed in the Compensation Discussion and Analysis section under “Post-employment Benefits.”

Nonqualified Deferred Compensation

The table below shows the contributions by the executives and the Company, the aggregate earnings on nonqualified deferred compensation in 2013 and the aggregate balance at year end under nonqualified deferred compensation plans of the Company.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance at Last Fiscal Year End(4)
Timothy R. Wallace	$88,350	$329,175	$154,200	$4,654,608
James E. Perry	17,205	124,553	70,807	625,823
D. Stephen Menzies	—	150,800	109,718	1,523,460
William A. McWhirter	18,150	152,075	114,212	1,464,268
S. Theis Rice	32,448	120,224	28,284	633,744

(1)	Salary and incentive compensation deferrals to the Company’s Supplemental Plan. The amounts are also included in the “Summary Compensation Table” for 2013.
(2)

Includes an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan for Messrs. Wallace $285,000; Perry $116,250; Menzies $150,800; McWhirter $143,000; and Rice $104,000; and matching amounts under the Company’s Supplemental Plan for Messrs.

EXECUTIVE COMPENSATION

Wallace $44,175; Perry $8,303; McWhirter $9,075; and Rice $16,224. These amounts are also included in the “Summary Compensation Table” for 2013.
(3)	This column represents earnings in the Supplemental Plan and the Transition Compensation Plan. Earnings in the Supplemental Plan were: Messrs. Wallace $19,186; Perry $59,107; Menzies $52,205; McWhirter $66,419; and Rice $7,483. Earnings in the Transition Compensation Plan were: Messrs. Wallace $135,014; Perry $11,700; Menzies $57,513; McWhirter $47,793; and Rice $20,801. The amounts reported in this table for the Transition Compensation Plan are inclusive of above market earnings included in the “Summary Compensation Table” above. See Note (5) to the “Summary Compensation Table.”
(4)	This column includes amounts in the “Summary Compensation Table” for (i) an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan in 2012 for Messrs. Wallace $285,000; Perry $106,250; Menzies $139,000; McWhirter $120,000; and Rice $104,000; and in 2011 for Messrs. Wallace $285,000; Perry $87,500; Menzies $135,000; McWhirter $112,500; and Rice $100,000; (ii) matching amounts under the Company’s Supplemental Plan in 2012 for Messrs. Wallace $44,175; Perry $14,888; McWhirter $7,920; and Rice $6,864; and in 2011 for Messrs. Wallace $23,706; Perry $7,172; McWhirter $7,256 and Rice $2,150; and (iii) salary and incentive compensation deferrals to the Company’s Supplemental Plan in 2012 for Messrs. Wallace $88,350; Perry $29,775; McWhirter $15,840; and Rice $13,728; and in 2011 for Messrs. Wallace $87,638; Perry $27,037; McWhirter $14,513; and Rice $4,300.

Deferred Compensation Discussion

The Supplemental Plan was established for highly compensated employees who are limited as to the amount of deferrals allowed under the Company’s 401(k) plan. There is no limit on the percentage of salary or incentive pay that an executive may elect to defer into the Supplemental Plan. Participants must elect to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments relate. The first 6% of a participant’s base salary and bonus contributed to the Supplemental Plan, less any compensation matched under the 401(k) plan, may be matched from 25% to 50% by the Company based on years of service. The Company’s match vests 20% for each year of service up to 100% after five years. Participants may choose from several mutual fund-like deemed investments.

If elected at the time of enrollment, participants may take an in-service distribution of deferrals three years after the end of the plan year in which the deferral was made. Amounts are paid out immediately on death or disability. Upon termination of employment, amounts in the Supplemental Plan are paid out beginning six months after termination of employment in lump sum or annual installments from one to 20 years according to election of the participant.

Each named executive officer participates in the Transition Compensation Plan which is an unfunded long-term plan whereby an amount equal to 10% of salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2013). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the conditions set forth in footnote 3 to “All Other Compensation.”

On February 13, 2009, the Board amended the 401(k) Plan to allow the participants in the Standard Pension Plan to participate in the enhanced portion of the 401(k) Plan. This amendment is discussed in the Compensation Discussion and Analysis section under “Post-employment Benefits.”

Potential Payments Upon Termination or Change in Control

Named executive officers that terminate voluntarily, involuntarily, by death or by disability have the same death and disability benefits that are available to the majority of salaried employees. While employed by the Company, salaried employees have a death benefit equal to the greater of their accrued benefit under the pension plan or one year of base salary for less than 10 years of service and 2 1⁄2 times base salary for over 10 years of service. The Company’s long term disability plan provides salaried employees with a disability benefit after six months of

EXECUTIVE COMPENSATION

disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65. Pension benefits payable at retirement are described under “Pension Benefits” and deferred compensation benefits that are payable on termination are described under “Deferred Compensation Discussion.”

Equity awards held by the named executive officers have no acceleration of vesting upon voluntary or involuntary termination but vesting is accelerated on death, disability, and in some cases retirement. Pursuant to the terms of the Change in Control Agreement described below, equity awards, and benefits under the Supplemental Plan, Transition Compensation Plan, and 401(k) Plan vest upon a change in control. The annual incentive compensation agreements also provide that in the event of resignation or a change in control, the named executive officers may be paid a proration of the target bonus for the year in which the change in control occurs as of the date of the change in control.

The following table provides the dollar value of (i) accelerated vesting of equity awards and (ii) the payment of annual incentive compensation assuming each of the named executive officers had been terminated by death, disability, or retirement on December 31, 2013. As of December 31, 2013, there are no outstanding stock options held by any of the named executive officers.

	Timothy R. Wallace	James E. Perry	D. Stephen Menzies	William A. McWhirter	S. Theis Rice
Death
Equity Awards	$23,980,573	$7,464,964	$6,944,572	$8,921,680	$4,949,190
Annual Incentive Compensation(1)	950,000	348,750	464,000	440,000	312,000

Total	24,930,573	7,813,714	7,408,572	9,361,680	5,261,190
Disability
Equity Awards	23,980,573	7,464,964	6,944,572	8,921,680	4,949,190
Annual Incentive Compensation(1)	950,000	348,750	464,000	440,000	312,000

Total	24,930,573	7,813,714	7,408,572	9,361,680	5,261,190
Retirement
Equity Awards	19,663,218	3,447,939	5,353,622	6,637,096	4,342,283
Annual Incentive Compensation(1)	950,000	348,750	464,000	440,000	312,000

Total	20,613,218	3,796,689	5,817,622	7,077,096	4,654,283

(1)	Assumes payment of 2013 annual incentive compensation at target amount.

Each of the named executive officers has entered into a Change in Control Agreement (the “Agreement”) with the Company. In addition to the acceleration of vesting upon a change in control as described above, the Agreement provides for compensation if the named executive officer’s employment is terminated under one of the circumstances described in the Agreement in connection with a “change in control” of the Company. A “change in control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of the Company’s outstanding Common Stock or the combined voting power over the Company’s outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by the Company’s Board; (ii) the incumbent directors cease for any reason to constitute at least a majority of the Board; (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or (iv) the stockholders approve a complete liquidation or dissolution of the Company. See “Change in Control Agreements” under the Compensation Discussion and Analysis section.

The Agreements are for continuous two-year terms until terminated by the Company upon specified notice and continue for two years following a change in control. The Agreements contain a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the named executive officer’s employment before compensation will be paid under the Agreement. A qualifying termination must be for (i) reasons other than as a result of the executive’s death, disability, retirement, or for “cause”; or (ii) termination of employment by the named executive officer for “good reason.”

“Cause” is generally defined as a participant’s (i) willful and continued failure to substantially perform his employment duties with the Company; (ii) misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the participant constituting a felony that results in gain to the participant at the Company’s expense; (iii) conviction of the participant of a felony involving moral turpitude; or (iv) the refusal of the participant to accept offered employment after a change in control.

“Good reason” is generally defined as, following a change in control, (i) a material adverse change in a participant’s working conditions or responsibilities; (ii) assignment to the participant of duties inconsistent with the participant’s position, duties, and reporting responsibilities; (iii) a change in the participant’s titles or offices; (iv) a reduction in the participant’s annual base salary; (v) a material reduction in the participant’s benefits, in the aggregate, under the benefits plans, incentive plans, and securities plans; (vi) failure to provide a participant with the number of paid vacation days entitled at the time of a change in control; (vii) any material breach by the Company of the Agreement; (viii) any successor or assign of the Company fails to assume the Agreement; (ix) the relocation of the participant’s principal place of employment outside of Dallas County, Texas; or (x) any purported termination not conducted pursuant to a notice of termination by the Company.

The severance benefits provided by the Agreements also include continuation of all medical, dental, vision, health, and life insurance benefits to which each executive would have been entitled if the executive had continued in the employment of the Company for 36 months after the executive’s termination.

If each named executive officer’s employment had been terminated on December 31, 2013 under one of the circumstances described in the Agreement in connection with a change in control of the Company, the named executive officers would have received the following:

Name	Equity Awards(1)	Annual Incentive Compensation(2)	Cash Compensation(3)	Continuation of Benefits(4)	Total
Timothy R. Wallace	$29,904,602	$950,000	$7,209,170	$31,086	$38,094,858
James E. Perry	9,253,898	348,750	2,659,361	44,713	12,306,722
D. Stephen Menzies	9,246,101	464,000	3,588,048	28,412	13,326,561
William A. McWhirter	11,018,165	440,000	3,253,463	45,022	14,756,650
S. Theis Rice	6,627,997	312,000	2,576,436	40,825	9,557,258

(1)	Accelerated vesting of equity awards.
(2)	Assumes payment of 2013 annual incentive compensation at target amount.
(3)	Cash lump sum equal to three times base salary and applicable bonus.
(4)	Estimated cost of continuation for 36 months of medical and life insurance benefits.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2013. Ms. Shive joined the Board in 2014 and therefore is not included in the table below.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John L. Adams	$106,000	$156,863	$5,491	$10,476	$278,830
Rhys J. Best	112,250	156,863	—	—	269,113
David W. Biegler	110,000	156,863	9,819	7,467	284,149
Leldon E. Echols	137,750	156,863	—	10,330	304,943
Ronald J. Gafford	96,167	156,863	—	16,757	269,787
Ronald W. Haddock(6)	34,000	—	—	75,000	109,000
Adrian Lajous	96,000	156,863	—	5,000	257,863
Melendy E. Lovett(7)	103,833	156,863	—	6,749	267,445
Charles W. Matthews	99,500	156,863	—	5,000	261,363
Douglas L. Rock	98,000	156,863	—	4,218	259,081

(1)	Includes amounts deferred under the 2005 Deferred Plan for Director Fees.
(2)	Stock awards are for restricted stock units awarded in 2013 and the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 16 of Item 8 of the Company’s Form 10-K for the year-ended December 31, 2013.
(3)	As of December 31, 2013, the directors had restricted stock units totaling as follows: Messrs. Adams 27,706; Best 31,456; Biegler 32,956; Echols 27,550; Gafford 32,956; Lajous 30,506; Matthews 21,112; Rock 15,990; and Ms. Lovett 9,662. Includes the following amounts of stock options as of December 31, 2013: Messrs. Best 3,750 and Biegler 3,750.
(4)	Represents for Messrs. Adams and Biegler the above market earnings from the interest rate equivalent under the 2005 Deferred Plan for Director Fees.
(5)	Includes dividend equivalents on stock units in director fee deferral plans. For Messrs. Adams, Biegler, Gafford, Lajous, Matthews, and Ms. Lovett includes a $5,000 matching contribution by the Company in their name pursuant to the Company’s program of matching charitable contributions. The maximum annual contribution that may be matched under that program is $5,000 per individual. For Mr. Haddock, includes a $75,000 contribution made in his honor to the American Heart Association, upon his retirement from the Board.
(6)	Mr. Haddock retired from the Board in 2013.
(7)	Ms. Lovett resigned from the Board in 2014.

DIRECTOR COMPENSATION

Director Compensation Discussion

Each director of the Company who is not a compensated officer or employee of the Company received cash compensation in 2013 as follows:

•	Board member — annual retainer of $60,000

•	Presiding Director — annual retainer of $15,000

•	Audit Committee Chair — annual retainer of $15,000

•	Chairs of the HR Committee and Finance Committee — annual retainer of $10,000

•	Governance Committee Chair — annual retainer of $7,500

•	Board meeting fee and Committee meeting fee of $2,000 for each meeting attended

In addition, the Company paid directors a fee equal to $2,000 per day for ad hoc or special assignment work performed for or at the request of the CEO.

The Board has also established a cash equivalent value as a guide for annual equity compensation for directors of $120,000 and will use a 30-day average share price as the basis for future awards (a 12-month average share price was used for awards in 2013). Following their election at the Annual Meeting of Stockholders in May 2013, each director who was not also an executive officer of the Company was granted 3,750 restricted stock units, with dividend equivalents, that are convertible into 3,750 shares of Common Stock upon departure from the Board. The 12 month average share price used to calculate these awards at the time of granting was $31.96 (April 1, 2012 to March 31, 2013). The amount listed in the “Stock Awards” column of the “Director Compensation Table” is the grant date fair value dollar amount computed in accordance with ASC Topic 718. The grant date fair value for these awards was $41.83 per share.

Non-employee directors may elect, pursuant to the 2005 Deferred Plan for Director Fees (the “Director Deferred Plan”), to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest rate equivalent (5% in 2013) or, at the director’s prior election, in units of the Company’s Common Stock at the closing price on the New York Stock Exchange on the last day of the quarter following the date that a payment is credited to the director’s account, or if the last day of the quarter is not a trading day, on the next succeeding trading day. Such stock units are credited with amounts equivalent to dividends paid on the Company’s Common Stock. Upon ceasing to serve as a director or a change in control, the value of the account will be paid to the director in annual installments not exceeding ten years according to the director’s prior election.

Fees deferred pursuant to the Director Deferred Plan are credited to the director’s account monthly. Fees that are not deferred pursuant to the Director Deferred Plan are paid in cash quarterly, in arrears.

The Board of Directors has determined to leave director compensation for 2014 the same as that for 2013 with the exception that the annual retainer for the Chair of the Governance Committee will be $10,000.

TRANSACTIONS WITH RELATED PERSONS

The Governance Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the Governance Committee, or the chair of such committee, as applicable, is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of the Company’s directors, executive officers, certain stockholders, and any of their respective immediate family members. The policy applies to Related Person Transactions which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and in consultation with the CEO and CFO will assess whether the proposed transaction would be a Related Person

DIRECTOR COMPENSATION

Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the Governance Committee, or the chair of such committee, as applicable, for review and consideration. In reviewing Related Person Transactions, the Governance Committee, or the chair of such committee, as applicable, shall consider all relevant facts and circumstances available, including, but not limited to the following:

•	the benefits to the Company of the Related Person Transaction;

•	the impact of a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

•	the availability of other sources for comparable products and services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or employees generally.

After reviewing such information, the Governance Committee, or the chair of such committee, as applicable, may approve the Related Person Transaction if the committee, or the chair of the committee, as applicable, concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.

Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation.

Employed family members of directors and executive officers with total compensation for 2013 in excess of $120,000 are as follows:

•	Mr. Patrick S. Wallace, brother of Timothy R. Wallace, is an officer of a subsidiary of the Company. His total compensation was $2,100,664 for 2013, which includes base salary; annual incentive compensation; matching contributions to defined contribution plans; perquisite allowance; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

DIRECTOR COMPENSATION

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of the Company’s Common Stock as of March 14, 2014, except as noted for (i) each person beneficially owning more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of the Company’s directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of the Company’s directors and executive officers is c/o Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207-2401.

Name	Amount and Nature of Ownership of Common Stock(1)		Percent of Class
Directors:
John L. Adams	53,598		*
Rhys J. Best	47,706		*
David W. Biegler	39,106		*
Leldon E. Echols	27,550		*
Ronald J. Gafford	32,956		*
Adrian Lajous	30,506		*
Charles W. Matthews	21,112		*
Douglas L. Rock	15,990		*
Named Executive Officers:
Timothy R. Wallace	569,935		*
James E. Perry	125,496		*
D. Stephen Menzies	118,093		*
William A. McWhirter	143,473		*
S. Theis Rice	72,404		*
All Directors and Executive Officers as a Group (15 persons):	1,363,286		1.8%
Other 5% Owners:
SouthernSun Asset Management	5,020,252	(2)	6.5%
The Vanguard Group	4,934,986	(3)	6.4%
BlackRock, Inc.	4,791,573	(4)	6.2%

*	Less than one percent (1%)
(1)	Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire through the exercise of stock options or through restricted stock units held as of March 14, 2014, or within 60 days thereafter, as follows: Adams 27,706; Best 35,206; Biegler 36,706; Echols 27,550; Gafford 32,956; Lajous 30,506; Matthews 21,112; and Rock 15,990; and all directors and executive officers as a group 237,394. Includes shares indirectly held through the Company’s 401(k) Plan as follows: Wallace 1,828; Perry 91; McWhirter 1,426; Rice 2,328; and all executive officers as a group 6,206 shares. At March 14, 2014, no directors or executive officers had any shares pledged as security. Ms. Shive joined the Board after March 14, 2014 and is therefore not included in the table above.

DIRECTOR COMPENSATION

(2)	Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management, 6070 Poplar Avenue, Suite 300, Memphis, TN 38119, reported to the SEC on a Schedule 13G filed February 14, 2014, that it has sole voting power over 4,543,490 shares and sole dispositive power over 5,020,252 shares.
(3)	The Vanguard Group and its subsidiaries, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on an Amendment to Schedule 13G filed on February 12, 2014, that they have sole voting power over 49,285 shares, sole dispositive power over 4,890,901 shares, and shared dispositive power over 44,085 shares.
(4)	BlackRock, Inc. and its affiliates, 40 East 52nd Street, New York, NY 10022, reported to the SEC on an Amendment to Schedule 13G filed February 10, 2014, that they have sole voting power over 4,474,463 shares and sole dispositive power over 4,791,573 shares.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC. These reports are also filed with the New York Stock Exchange, and a copy of each report is furnished to the Company.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company’s knowledge, based on a review of reports furnished to it and written representations from reporting persons, each individual who was required to file such reports complied with the applicable filing requirements during 2013.

Stockholder Proposals for the 2015 Proxy Statement

Stockholder proposals to be presented at the 2015 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 2, 2014. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2015 Annual Meeting

Under the Bylaws of the Company, certain procedures are provided which a stockholder must follow in order to place in nomination persons for election as directors at an annual meeting of stockholders or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to place in nomination persons for directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 6, 2015, but no earlier than February 4, 2015, for the 2015 Annual Meeting) to the Secretary of the Company containing the name and address of the stockholder, the number of shares of the Company beneficially owned by the stockholder, and a representation that the stockholder intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person or person(s) (including their names) pursuant

ADDITIONAL INFORMATION

to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board, and the consent of each nominee to serve. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s Bylaws are available from the Secretary of the Company.

See “Corporate Governance and Directors Nominating Committee” for the process for stockholders to follow to suggest a director candidate to the Governance Committee for nomination by the Board.

Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each stockholder. Stockholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to Jared S. Richardson, Vice President, Associate General Counsel, and Secretary, Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207.

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors

JARED S. RICHARDSON

Vice President, Associate General Counsel, and Secretary

April 1, 2014

TRINITY INDUSTRIES, INC. 2525 N. STEMMONS FREEWAY DALLAS, TX 75207

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For Withhold For All

To withhold authority to vote for any

All All Except

individual nominee(s), mark “For All

Except” and write the number(s) of the

The Board of Directors recommends you vote

nominee(s) on

the line below.

FOR the following:

1. Election of Directors

Nominees

01 John L. Adams

02 Rhys J. Best

03 David W. Biegler

04 Leldon E. Echols

05 Ronald J. Gafford

06 Adrian Lajous

07 Charles W. Matthews

08 Douglas L. Rock

09 Dunia A. Shive

10 Timothy R. Wallace

The Board of Directors recommends you vote FOR proposals 2 and 3.

For Against Abstain

2 Advisory vote to approve named executive officer compensation.

3 Ratification of the appointment Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

TRINITY INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - May 5, 2014

As an alternative to completing this form, you may enter your vote instruction by telephone at

1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM. Have your proxy card in hand and follow the instructions.

The undersigned hereby appoints Timothy R. Wallace, Leldon E. Echols and Jared S. Richardson and each of them with full power of substitution, attorneys, agents and proxies (“agents”) of the undersigned to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at its offices, 2525 N. Stemmons Freeway, Dallas, Texas 75207, on Monday, May 5, 2014 at 8:30 a.m. Central Daylight Time, and at any adjournment or adjournments thereof. If more than one of the above agents shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said agents so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said agents, their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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